As filed with the Securities and Exchange Commission on April 3, 2008

Registration No. 333 -

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

________________

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

________________

MICROMEM TECHNOLOGIES INC.

(Exact name of Registrant as specified in its Charter)

Ontario, Canada	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

777 Bay Street, Suite 1910, Toronto, Ontario, Canada M5G 2E4

(Address, including zip code, of principal executive offices)

________________

 2007 Micromem Technologies Inc. Directors, Officers and Employees Stock Option Plan

 (Full title of the plan)

________________

Richard B. Raymer

Hodgson Russ LLP

One M&T Plaza, Suite 200

Buffalo, New York 14203

(716) 856-4000

(Name, address and telephone number,
including area code, of agent for service)

_________________

Copies of all communications should be sent to:

Mark Hayman

Morrison Brown Sosnovitch LLP

One Toronto Street, Suite 910

Toronto Ontario Canada M5C 2V6

(416) 368-0300 ext. 270

and

Richard B. Raymer

Hodgson Russ LLP

1 One M&T Plaza, Suite 200

Buffalo, New York 14203

(716) 856-4000

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer: ☒ (Do not check if smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(`1)	Proposed Maximum Offering Price Per Share (US$)	Proposed Maximum Aggregate Offering Price (US$)	Amount of Registration Fee (US$)(2)
Common Shares, no par value	1,520,000 (2)	2.20 (3)	3,344,000	$ 131.42
Common Shares, no par value	1,680,000 (4)	2.20 (3)	3,696,000	$ 145.25

(1)

In accordance with Rule 416, The Registrant is also registering hereunder an indeterminate number of shares that may be issued and resold resulting from stock options, stock dividends and other similar transactions.

(2)

Common shares issuable upon exercise of options granted under the Registrant’s 2007 Directors, Officers and Employee Stock Option Plan effective July 27, 2007 (the "Plan").

(3)

Estimated solely for the purpose of calculating the amount of the registration fee, pursuant to Rule 457(h)(i) of the Securities Act of 1933 as amended, using average of the high and low sale price of common shares as reported on the OTCBB on March 31, 2008 of $2.20 per share based on the exercise price for the options.

(4)

Represents an increase in the number of shares authorized for issuance under the Plan.

EXPLANATORY NOTES

The Registrant has prepared this Registration Statement pursuant to the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”) to register up to 3,200,000 common shares of the Registrant issued or issuable under the Registrant’s 2007 Directors, Officers and Employees Stock Option Plan effective July 27, 2007 (the “Plan”).  This Form S-8 also includes a reoffer prospectus prepared in accordance with Instruction C of Form S-8 and in accordance with Part I of Form F-3.  Pursuant to Instruction C of Form S-8, the reoffer prospectus may be used for reoffers or resale of up to 1,520,000 common shares which are deemed to be “control securities” under the Securities Act that have been or will be acquired by the selling shareholders named in the reoffer prospectus.  The amount of Securities to be offered or resold by means of the reoffer prospectus by the selling shareholders may not exceed, during any three month period, the amount specified in Rule 144(e).

PART I

INFORMATION REQUIRED IN SECTION 10(A) PROSPECTUS

Item 1.   Plan Information

The Registrant will deliver the documents containing the information specified in Part I of Form S-8 to participants as specified by Rule 428(b)(1) under the Securities Act. Pursuant to the instructions to Form S-8, the Registrant is not required to file these documents and these documents are not filed either as a part of this Registration Statement or as prospectuses or prospectus supplements under Rule 424 of the Securities Act.

Item 2.  Registrant Information and Employee Plan Annual Information

Upon written or oral request by a participant in the Plan, the Registrant will provide any of the documents incorporated by reference into the Section 10(a) prospectus, which documents are incorporated by reference into the Section 10(a) prospectus, and any document required to be delivered to the participants pursuant to Rule 428(b), in each case without charge, by contacting:

Micromem Technologies Inc.

777 Bay Street, Suite 1910

Toronto, Ontario M5G 2E4

Canada

Attention:  Jason Baun

Telephone:  (416) 364-6513

I-1

REOFFER PROSPECTUS

MICROMEM TECHNOLOGIES INC.

_____________________

1,520,000 Common Shares subject to options granted under the Plan between April 2007 and March 2008.

_____________________

The shareholders of Micromem Technologies Inc. (“Micromem” or the “Company“) listed on page 34 of this prospectus may offer from time to time up to a total of 1,470,000 common shares under this prospectus.  The Company is not offering or selling any shares under this prospectus and will not receive any of the proceeds from the sale of the shares offered by these selling shareholders.  The selling shareholders have acquired the shares pursuant to the Micromem Technologies Inc. 2007 Directors, Officers and Employees Stock Option Plan effective July 27, 2007 (the “Plan”).

The selling shareholders may sell the shares in varying amounts through public or private transactions at prevailing market prices or at negotiated prices. Such future prices are not currently known.  Sales may be made through brokers or to dealers, who are expected to receive customary commissions or discounts. The Company will not receive any proceeds from the sale of the shares. The selling shareholders will bear all the sales commissions and similar expenses. Any other expenses incurred by us in connection with this registration and offering not borne by the selling shareholders will be borne by us.

The common shares will be “control securities” under the United States Securities Act of 1933, as amended (the “Securities Act”) before their sale under this reoffer prospectus.  This reoffer prospectus has been prepared for the purposes of registering the common shares under the Securities Act to allow for future sales by selling shareholders on a continuous or delayed basis to the public without restriction.

The enforcement by investors of civil liabilities under the United States federal securities laws may be affected adversely by the fact that (i) the Company was constituted under and is governed by the laws of the Province of Ontario, that some or all of its directors and officers are or may be residents of Canada (ii) certain of the experts named herein are or may be residents of Canada, and that (iii) all or substantial portion of the assets of the Company and said persons are or may be located outside the United States.

We do not know when, how or if the selling shareholders intend to sell their common shares covered by this prospectus or what the price, terms or conditions of any sales will be.  See “Plan of Distribution” below.  We understand that the Securities and Exchange Commission (the “Commission”) may, under certain circumstances consider persons reselling any shares of our common shares and dealers or brokers handling a resale of shares of our common shares and dealers and brokers handling a resale of shares of our common stock to be “underwriters” within the meaning of the Securities Act.

Our common shares are traded on the Over-the-Counter Bulletin Board, the principal trading market for our securities, under the symbol “MMTIF”.  On March 31, 2008, the last reported sale price for our common shares on the Over-the-Counter Bulletin Board was $2.28 per share.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.  This prospectus is not an offer to sell these securities and it is not a solicitation of an offer to buy these securities in any state where the offer or sale is not permitted.

YOU SHOULD CAREFULLY CONSIDER THE “RISK FACTORS” BEGINNING ON PAGE 9 OF THIS PROSPECTUS BEFORE PURCHASING OUR COMMON SHARES.

This prospectus is dated April 3, 2008.

TABLE OF CONTENTS

Cautionary Statement Regarding Forward-Looking Statements	2
Where You Can Find More Information	2
Information Incorporated by Reference	3
Prospectus Summary	4
Risk Factors	9
About the Company	20
Capitalization and Indebtedness	21
Recent Developments	21
Price Range of Common Shares of the Company	26
Share Capital	28
Selling Shareholders	33
Use of Proceeds	35
Plan of Distribution	35
Legal Matters	36
Experts	36
Offering Expenses	37
Disclosure of Commission Position on Indemnification For Securities Act Liabilities	37

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone to give you different information. You should not assume that the information incorporated by reference or provided in this prospectus or in any prospectus supplement is accurate as of any date other than the date on the front of the documents.

CAUTIONARY STATEMENT

 REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements. These forward-looking statements are based on current expectations, estimates and projections about our business and the industry in which we operate, management’s beliefs, and assumptions made by management.  In addition, we may make forward-looking statements in future filings with the Securities and Exchange Commission (“the Commission” or the “SEC”) and in written material, press releases and oral statements issued by or on behalf of us.  Words such as “may,” “will,” “should,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks” and “estimates,” variations on such words and similar expressions and the negatives thereof are intended to identify such forward-looking statements.  These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions which are difficult to predict.  Actual results could differ materially from those expressed or forecasted in these forward-looking statements as a result of various factors, including those described in the “Risk Factors” section beginning on page 6. This list of factors is not exclusive and other risks and uncertainties may cause actual results to differ materially from those in forward-looking statements.

All forward-looking statements in this prospectus are based on information available to us on the date hereof. We may not be required to publicly update or revise any forward-looking statements that may be made by us or on our behalf, in this prospectus or otherwise, whether as a result of new information, future events or other reasons. Because of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus might not transpire.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement on Form S-8 filed by us with the Commission (under the Securities Act) with respect to the common shares offered pursuant to this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement, to which reference is made for further information. Statements contained in this prospectus concerning the provisions of any document are not necessarily complete and in each instance we refer you to the copy of the contract or other document filed as an exhibit to the registration statement or otherwise filed by us, each such statement is qualified in all respects by such reference.

We are subject to the informational requirements of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith, file reports and other information with the Commission. Under a multijurisdictional disclosure system adopted by the United States, such reports and other information may be prepared in accordance with the disclosure requirements of Canada, which requirements are different from those of the United States. We are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. Our Commission filings, including the Registration Statement of which this prospectus is a part, are available to the public through the Commission’s “EDGAR” (Electronic Data Gathering, Analysis and Retrieval System), available on the Commission’s website (http://www.sec.gov). You may also read and copy any document we file at the Commission’s public reference room at 100 F Street, N.E., Washington, D.C. 20549.  Please call the Commission at 1-800-SEC-0330 for further information on the public reference room.

INFORMATION INCORPORATED BY REFERENCE

The Commission allows us to incorporate by reference the documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the following documents:

(i)

our Annual Report on Form 20-F for the fiscal year ended October 31, 2007, filed with the Commission on March 3, 2008; and

(ii)

any Form 6-K subsequently filed with the Commission.

All documents filed pursuant to Section 13(a), 13(c), 14 and 15 (d) of the Exchange Act by us subsequent to the date of this prospectus and prior to the filing of a post-effective amendment which indicates that all securities being offer pursuant hereto have been sold or which deregisters all of the securities remaining unsold, also shall be deemed to be incorporated by reference into this prospectus and to be part hereof from the date of filing such documents. Any statement made in this prospectus, a prospectus supplement or a document incorporated by reference in this prospectus or a prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus and any applicable prospectus supplement to the extent that a statement contained in an amendment to the registration statement, any subsequent prospectus supplement or in any other subsequently filed document incorporated by reference herein or therein adds, updates or changes that statement. Any statement so affected will not be deemed, except as so affected, to constitute a part of this prospectus or any applicable prospectus supplement.

We shall undertake to provide without charge to each person to whom a copy of this prospectus has been delivered, upon the written or oral request of any such person to us, a copy of any or all of the documents referred to above that have been or may be incorporated into this prospectus by reference, including exhibits to such documents, unless such exhibits are specifically incorporated by reference to such documents. Requests for such copies should be directed to Micromem Technologies Inc., 777 Bay Street, Suite 1910, Toronto, Ontario M5G 2E4, Canada, Attention: Jason Baun, telephone (416) 364-6513.

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. This prospectus is an offer to sell or to buy only the securities referred to in this prospectus, and only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus or any prospectus supplement is current only as of the date on the front page of those documents. Also, you should not assume that there has been no change in our affairs since the date of this prospectus or any applicable prospectus supplement.

PROSPECTUS SUMMARY

This prospectus summary highlights selected information contained elsewhere in this prospectus and the documents incorporated by reference. You should read the following summary together with the more detailed information regarding our Company and the shares being sold in this offering, which information appears elsewhere in this prospectus and in selected portions of our Annual Report on Form 20-F for the year ended October 31, 2007, and other documents filed with the SEC that are incorporated by reference into this prospectus.

Our Business

We are engaged in the development of memory technology having the characteristic of non-volatility, which is the ability to retain information after power has been shut off. Our technology is based on our ability to use magnetic materials in combination with a sensor to record the "state of magnetization." Each magnetic element stores one bit of data based on its ability to alternate between states of magnetic polarization, which states are determined by a sensor. Our technology represents "1"s and "0"s by the different polarization of magnets. For example, a magnet oriented north/south is a "1" and a magnet oriented south/north is a "0". The magnetic field strength and direction do not decay when power is switched off, and, therefore, the memory is non-volatile.

In June 2002, our management determined that our research and development required restructuring due to financial constraints, in order to continue the development of magnetic non-volatile memory technology. Accordingly, we commenced restructuring our operations in July 2002 to achieve an orderly transition of our research and development program. As part of this restructuring, Pageant Technologies (USA) Inc., a subsidiary of Pageant International, closed its Lee's Summit, Missouri facility by August 31, 2002 and we downsized our head office in Toronto as of October 31, 2002. Both we and Pageant Technologies (USA) Inc. terminated Dr. Dale Hensley as Chief Operating Officer effective as of September 24, 2002. Pageant Technologies (USA) Inc. terminated all of its other employees by October 31, 2002. Dr. Hensley resigned from our Board of Directors on October 9, 2002 and as a Director of Pageant Technologies (USA) Inc. on September 26, 2002. In September 2002, Pageant Technologies (USA) Inc. terminated its agreement with Townsend Capital Inc. pursuant to which Pageant Technologies (USA) Inc. occupied the offices, laboratory and clean room it had occupied at Summit Technology Campus, Lee's Summit, Missouri.

 Until August 2002, we were pursuing the development of two memory technologies: - a memory design with the magnetic bit aligned horizontally to the substrate, known as HEMRAM; and a memory design with the magnetic bit aligned vertically to the substrate, known as VEMRAM.

Since July 2002, we have participated in new magnetic memory technology research and development pursuant to our collaboration with the University of Toronto and Dr. Harry Ruda and have launched additional development initiatives in 2007. Refer to "Recent Developments – Research and Development Efforts" included in this prospectus.

Industry Background

The semiconductor memory industry is principally driven by the requirements of the computing industry. The nature of the memory manufacturing industry is that it is capital intensive, cyclical, rapidly changing and it depends significantly on patent protection.

The semiconductor industry is intensely competitive. Both low-density and high-density nonvolatile memory products are manufactured and marketed by major corporations possessing worldwide wafer manufacturing and integrated circuit production facilities and by specialized product companies.

Our Company's Technology

The various characteristics of our technology can be better understood by describing the three basic types of memory used in present day computers, Random Access Memory (RAM), Read Only Memory (ROM), and secondary storage devices. The three types of memory are described below:

Random Access Memory (RAM) is memory that can be both read and written randomly, which means that its storage locations can be accessed in any order. Thus, a computer using RAM can find and go directly to the selected location rather than performing a sequential search. Semiconductor RAM is usually the primary memory associated with the computer's central processing unit (CPU), the computational unit of the computer responsible for interpreting and executing instructions. However, RAM is volatile which means that all stored information vanishes once the power supply is removed and must be restored from a secondary storage device each time the power is resumed.

Two typical examples of RAM are Dynamic Random Access Memory and Static Random Access Memory. Dynamic Random Access Memory (DRAM) uses integrated circuits containing capacitors to achieve significant storage capacity and speed. DRAM can be written and read in the speed range of less than 100 nanoseconds. DRAM has a major drawback in that its capacitors lose their charge over time and therefore information contained in DRAM must be continually refreshed. This means that, on average, DRAM must stop operations every 16-30 milliseconds and restore all of the data it contains or the data will disappear. During this refresh time, the processor has no access to the information being refreshed. Static Random Access Memory (SRAM) differs from DRAM in that it stores information in a logic circuit referred to as a flip-flop, rather than in a capacitor. SRAM memory does not need to be refreshed while the power is on, but also loses its information once the power is turned off.

Read Only Memory (ROM), like RAM, can be read randomly, but cannot be written randomly. Unlike RAM, however, it is nonvolatile and therefore does not lose its information when a computer's power is cut off. ROM is typically employed to store vital program information required during the first moments after a computer is powered on. It may be used for such purposes as forcing system test routines, directing the processor to input/output devices or for controlling access to certain computer subsystems such as hard drives. EPROMs (erasable programmable read-only memory) and EEPROMs (electrically erasable read-only memory) are read only memories that can be erased and rewritten, but must be written "en masse," rather than at the individual word level. "Flash" memory is a form of EEPROM that is widely used today in such devices as cell phones, modems and personal digital assistants. The drawbacks to Flash memory are that write times are slower, the number of read/write cycles are limited and there is a requirement for significantly higher power to store data.

Secondary Storage Devices include CDs, which are light and portable and are written and read by a motor driven mechanical drive. They normally have a storage capacity in the low megabyte range and are non-volatile and can be both written and read. However, since they are serial (as opposed to parallel) devices, they are considerably slower than RAM.

Our technology combines the use of semi-conducting ferromagnetic metals with a sensor. When the magnetization of the magnetic material changes direction, the sensor senses the change in direction and records a "0" or "1". In this fashion, a bit is created that is non-volatile and based on magnetic properties. We are developing this form of magnetic random access memory for low-density applications, such as RFID, that can benefit from non-volatile data storage.

Competition

We are aware of others conducting research, development and commercialization in the magnetic non-volatile memory area. These include IBM Research (San Jose, California), Ovonyx, Inc. (Troy, Michigan), Hewlett-Packard (Palo Alto, California), Honeywell (Plymouth, Minnesota), Motorola (Phoenix, Arizona) and Freescale Semiconductor.

Two main centers of MRAM research are at IBM and Infineon. IBM and Infineon have alternative MRAM technologies based on the giant magneto resistance principle. This giant magneto resistance principle primarily consists of two ferromagnetic layers separated by a conductive nonmagnetic interlayer. The electrical resistance is high in the absence of an external magnetic field. However, an applied external field forces the initially anti-parallel magnetization in the coupled films into parallel alignment and the resistance drops. The high or low resistance determines the data storage state. Magnetic tunnel junction cells, as they are known, have similar sandwiched structures but the interlayer is insulating instead of conducting. In contrast to giant magneto resistance structures, in which the sense current flows parallel to the layers, the current in magnetic tunnel junction flows perpendicularly to the layers of the stack.

 Even though we cite these companies as our competitors, because they develop MRAM technology, it should be noted that our technology is significantly different with respect to the device architecture and mechanism of functioning.

Recent Developments—Research and Development Efforts

On October 24, 2002, we entered into a two-year research collaboration agreement, also referred to herein as the U of T Research Collaboration Agreement, with Materials and Manufacturing Ontario, the University of Toronto and Dr. Harry Ruda, Chair Professor in Nanotechnology. Through the collaboration, we have continued our involvement in the research and development of magnetic memory technology, carried out by a highly skilled research team headed and assembled by Dr. Ruda. Under the agreement, we and Materials and Manufacturing Ontario have each provided CDN $272,000 of funding and a combined CDN $544,000 was used to cover the operating expenses of the research collaboration over a term of two years. Under the agreement, we maintain our ownership of our portfolio of patents and intellectual property to date.

On November 1, 2002, we entered into an Infrastructure Agreement with the University of Toronto to fund the assembly of a facility for research and development and fabrication of magnetic memory which involves the storage of memory using magnetization. Under the terms of the agreement, we agreed to contribute $249,463 (CDN $360,000) in cash to fund the direct costs of magnetic memory files. The payment schedule to the University of Toronto was as follows:

•

$83,154 (CDN $120,000) on execution of agreement, which was paid;

•

$83,154 (CDN $120,000) at end of the two months following November 1, 2002, which was paid; and

•

$83,155 (CDN $120,000) at end of the four months following the November 1, 2002, which was paid.

On December 10, 2002, we entered into a Collaborative Research Agreement with Communications and Information Technology Ontario, the University of Toronto and Dr. Harry Ruda. Under the terms of the agreement, over a period of two years, we were required to contribute $63,750 (CDN $92,000) in cash and $67,632 (CDN $97,600) of in-kind contribution. Communications and Information Technology Ontario was required to contribute $215,430 (CDN $308,000) for research into "High Density Magnetic Memory Device Development". In consideration of such contribution, Communications and Information Technology Ontario received a royalty based on revenues received from the sale of products incorporating intellectual property developed under this collaboration agreement for the remaining life of patents issued in connection with such intellectual property.

On March 1, 2003, we entered into an Equipment Transfer Agreement with the University of Toronto. Under the terms of this agreement, we conveyed equipment having an estimated value of $200,000 (CDN $297,600) to the University of Toronto for incorporation into the University's magnetic memory facility for the research and development and fabrication of magnetic memory.

On November 12, 2003, we entered into a second two-year research collaboration agreement, also referred to herein as the Second U of T Research Agreement, with Materials and Manufacturing Ontario and the University of Toronto. Through the collaboration, we continued our involvement in the research and development of magnetic memory technology carried out by a highly skilled research team headed by Dr. Harry Ruda. Under this agreement, we committed to providing $56,130 (CDN $81,000) per year in cash and $30,770 (CDN $44,400) per year of in kind contributions. Materials and Manufacturing Ontario committed to providing $58,900 (CDN $85,000) in cash. The combined cash contributions of both us and Materials and Manufacturing Ontario of $230,060 (CDN $332,000), was designated to cover the operating expenses of the research collaboration over a term of two years. Materials and Manufacturing Ontario's funding of $117,800 (CDN $170,000) is paid directly to the University of Toronto. Under the agreement, we maintained our ownership of our portfolio of patents and intellectual property that were developed prior to or outside of the scope of the agreement.

Each research collaboration agreement contemplates a number of milestones under a comprehensive research plan. The research was carried out from research facilities at the University of Toronto. We have the first right to an exclusive and perpetual worldwide sub-license for all uses of the technology developed under the collaboration (except that the University of Toronto may use the technology for educational and research purposes). Materials and Manufacturing Ontario and Communications and Information Technology Ontario, as the case may be, were entitled to receive a royalty on our manufacturing revenues from the sale of products incorporating the technology developed under the collaboration. A separate royalty would be negotiated in the future on revenues to be generated by us from sub-licenses of the technology developed under the collaboration.

Each of Materials and Manufacturing Ontario and Communications and Information Technology Ontario is one of four Ontario Centres of Excellence established by the Ontario government to promote commercial research partnerships between universities and industry. The Ontario Centres of Excellence program is funded by the Ministry of Enterprise, Opportunity and Innovation and is part of the Provincial government's $2 billion investment in Ontario's knowledge economy. On April 1, 2004, Materials and Manufacturing Ontario, Communications and Information Technology Ontario and two other Centres of Excellence (CRESTech and PRO) merged to become OCE Inc., a non-for-profit, member based corporation.

In June 2005, we signed a license agreement with the University of Toronto and OCE Inc. whereby OCE Inc. released us from all future claims that existed under previous research collaboration and infrastructure agreements, and we acquired the exclusive worldwide license to exploit the related technology developed at the University of Toronto. We committed to a schedule of royalty payments on net revenues from related license revenues subject to a maximum cumulative payment of CDN $500,000. Thereafter we can buy out all remaining obligations under this agreement by the payment of an additional CDN $500,000 or the sum of the prior two years of royalty payments at the time of the buyout. We are currently in discussion with foundries for commercial prototyping. We are interested in gallium arsenide, silicon and radiation-hardened silicon. We are in discussions with foundries in these areas.

In mid-2004 we hired Dr. Cynthia Kuper as a consultant and in January 2005, we entered into an employment agreement with Dr. Cynthia Kuper for her services as Chief Technology Officer. The agreement had a term of two years and could be terminated by either party at any time with 4 months notice. The remuneration stipulated in the agreement was $260,000 per year and 300,000 options, each option enabling her to purchase one common share at $0.80. These options expired unexercised on March 22, 2007. In addition, Dr. Kuper was previously granted 100,000 options each of which entitle her to purchase one common share for $0.68 in connection with her role as acting Chief Technology Officer since September 2004. These options expired on December 31, 2005 and were replaced by 100,000 options each of which entitle her to purchase one common share for $0.68 and which will expire if unexercised on May 2, 2008.

In September 2006, we extended the employment agreement with Dr. Cynthia Kuper for an additional two years commencing in January 2007 on the same terms, conditions and cancellation provisions as reflected in the original contract. Dr. Kuper was granted an additional 200,000 stock options in August 2006, each option enabling her to purchase one common share for $0.80 and which will expire if unexercised on May 2, 2008.

A number of initiatives were undertaken in 2005 – 2006 in our attempt to develop strategic relationships with potential developments partners. We hired Strategic Solutions Inc., a California-based engineering and technical consulting firm, in mid-2006 to initiate discussions with these potential development partners and to identify industrial foundries with whom the Company might further develop industrial versions of the memory cell and Hall cross sensor prototype devices which Dr. Ruda and his UofT team were advancing in their laboratory.

In mid-2007 the Company formed a Technical Advisory Committee consisting of two outside directors, Larry Blue and Steven Van Fleet, to take forward the continuing development work, to ensure an effective conversion of our R&D efforts from the university laboratory to a fabrication plant and to spearhead discussions with potential development partners.  In order to ensure that the Company was obtaining an independent perspective on the priorities and efficacies of its go forward development plans, it also engaged the services of Mr. Henry Dreifus, and his company, Dreifus Associates Limited, Inc. ("DAL"), an Orlando, Florida-based consulting firm with substantial experience and dealings in the technology and defense sectors in the United States and elsewhere. DAL has had previous assignments in the MRAM space in which the Company operates.

In 2007, research efforts continued at the UofT and the UofT was successful in delivering a functioning prototype of our MRAM device to be used for future testing in a foundry.

We engaged a California-based foundry, Global Communication Services ("GGS"), in September 2007 to begin additional testing and to commence the development of a multi-bit array device. These efforts continue as of this date and the Company has announced several milestone achievements since September 2007.

In October 2007 Dr. Kuper provided a current status report on her activities over the previous eight months since she last reported to the Board of Directors in February 2007.

In November 2007 the Company announced that Steven Van Fleet was appointed as Head of Business Development and charged with the responsibilities of supervising the ongoing work being completed by Strategic Solutions Inc. and by the GCS foundry. On November 18, 2007 the Company served Dr. Kuper with the required four months written notice of termination of her employment agreement without cause.

Dr. Kuper has filed a claim against the Company in February 2008 citing wrongful dismissal and making a number of allegations against the Company. The Company vigorously denies Dr. Kuper’s claims which it believes are malicious and frivolous. The dispute has been referred to the Company’s Audit Committee and legal counsel has been engaged to advise the Company of its options and an appropriate response. April 21, 2008 has been set for mediation of this dispute. See "Risk Factors".

The Company continues to report successful milestone results in the foundry testing underway at GCS. The Company has scheduled a number of meetings and discussions with potential strategic development partners and its Technical Advisory Committee is currently planning the ongoing R&D initiatives for 2008 with SSI, GCS and other parties.

On April 1, 2008 the Company announced that it had struck a business relationship with BAE Systems a leading global defense and aerospace company whereby the parties will undertake to jointly productize Micromem’s technology.

Patent Rights

We believe that protection of our intellectual property is important to our ability to generate revenues from our technologies in the future.  We have both issued patents and pending patent applications.

To further protect our intellectual property and trade secrets we also enter into confidentiality and other agreements with third parties and our employees.  We intend to continue to actively pursue the protection of our intellectual property.  Management will determine from time to time the jurisdictions where protection will be sought, which determination will be based on a number of factors including: the state of development of our technology, the importance of a particular market for our technology, the costs of pursuing patent protection in a jurisdiction; and our financial position.

Our patent portfolio includes multiple issued U.S. patents and pending U.S. and foreign patent applications covering distinct magnetic memory designs that constitute our core technology.

One of our patent portfolios encompasses a memory technology, which was acquired pursuant to an Asset Purchase Agreement that we executed on December 10, 2000 with Estancia Inc. and several other third parties.  The patents and patent application in this portfolio are directed to a memory cell, which includes a magnetic memory core, a write coil, and a field effect transistor.  At the time of execution of the Asset Purchase Agreement, we purchased the entire right, title and interest to the patents and pending patent applications.  However, under the terms of the Asset Purchase Agreement, we were required to convey back to Estancia a 40% undivided interest in the patent rights, and we have retained a 60% interest therein.  We also conveyed to Estancia a right to participate in gross profits and royalties from the license or sale of such patents and patent applications.  This participation right requires us to pay to Estancia 32% of (i) the gross profits, less expenses to be agreed by the parties, for each license of the patents or patent applications sold or otherwise transferred by us and (ii) all royalties received by us as a result of the license or sale of the patents or patent applications, less reasonable expenses directly related to the obtaining of such royalties.

A second patent portfolio we are currently prosecuting includes a separate distinct magnetic memory technology, which we exclusively license from the University of Toronto.  Currently the patent portfolio includes several pending U.S. and International patent applications covering new technologies developed pursuant to research collaborations with the University of Toronto, which were partially funded by certain Ontario based government granting agencies.  The University is the assignee of the entire right, title and interest in all of these applications.  We have an exclusive, worldwide license to this technology with the right to sublicense.

We have also filed in our own name, U.S. provisional patent applications for both new and updated developments of our magnetic memory technology for use in aerospace, defense, sensors and RFID applications, which use, for example, radiation hardened materials.

RISK FACTORS

You should carefully consider the risks and the information about our business described below, together with all of the other information included in this prospectus, before buying common shares in this offering. You should not interpret the order in which these considerations are presented as an indication of their relative importance to you.

Risk Factors

We and our investors face a number of significant risks, which are described below.

Risk Factors Related to Our Business

The financial statements of our company have been prepared on a going concern basis.

We have prepared our financial statements on a "going concern" basis which presumes that we will be able to realize our assets and discharge our liabilities in the normal course of business for the foreseeable future.

We are still in the development stage and have incurred substantial losses to date. We must raise additional funds for the continued development, testing and commercial exploitation of our technologies. The sources of these funds have not yet been identified and there can be no certainty that sources will be available in the future.

At January 31, 2008 we had approximately $68,000 cash on hand and our current monthly cash expenses were approximately $150,000. Subsequent to January 31, 2008, through to April 2, 2008, we have raised an additional $2,236,251 through the exercise of stock options and through private placement financings.

Our ability to continue as a going concern is dependent upon completing the development of our technology for a particular application, achieving profitable operations, obtaining additional financing and successfully bringing our technologies to the market. The outcome of these matters cannot be predicted at this time. Our consolidated financial statements have been prepared on a going concern basis and do not include any adjustments to the amounts and classifications of the assets and liabilities that might be necessary should we be unable to continue in business.

If the going concern assumption was not appropriate for our financial statements then adjustments would be necessary in the carrying value of assets and liabilities, the reported expenses and the balance sheet classifications used.

We currently have no operating revenue.

We have no revenues and there is no certainty that we will generate revenues in the near future. If we fail to enter into license agreements we will have no revenues. If we enter into such agreements the amount of the revenues we receive will depend on the terms we are able to get from each licensee and the ability of each licensee to compete in their particular market.

Our technology is under development.

Our Magnetic Random Access Memory, also referred to herein as MRAM, which is a non-volatile memory technology that uses magnetic, thin film elements on a silicon substrate to store information, is currently under development and is therefore not yet proven to be commercially viable. As such, we are unsure if our development efforts will succeed and, accordingly, significant development work remains to be completed.

In the event our technology is developed, we will face competition when we are ready to sell or license our products. We will be required to introduce our technology into a well-developed market and compete with major corporations who manufacture, sell and license existing memory products such as DRAM, SRAM, EPROM, EEPROM and Flash memory. The market for memory technologies is dominated by major corporations who have established market segments for their memory technologies and products. These corporations have significantly greater financial resources which are required to design, develop, manufacture, market, sell and license their products and technologies. Many of these major corporations have worldwide wafer manufacturing and integrated circuit production facilities.

Our success will be determined by the following factors which have not yet been tested or measured:

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the ability of manufacturers to incorporate the technology into existing manufacturing capabilities without significant retooling and material costs;

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price competitiveness; and

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the differential performance advantages of our memory technology.

After completion of the development of our technology, our ability to compete successfully will depend on elements outside of our control, including the rate at which customers incorporate our technology into their products, the success of such customers in selling those products, our protection of our intellectual property, the number, nature and success of our competitors and their product introductions and general market and economic conditions. In addition, our success will depend on our ability to develop, introduce, and license or sell in a timely manner our technology or products incorporating our technology and to compete effectively on the basis of factors such as speed, density, die size and power consumption.

Our competitors are seeking to develop other magnetic based memory technologies.

MRAM as a market segment is both crowded and competitive. We understand that other companies have research and development efforts under way in connection with non-volatile random access memory, also referred to herein as RAM. Much work is being done in the MRAM research and development at companies such as NVE, Cypress, Freescale, Phillips, Motorola and others. Other research and development efforts at IBM, Hewlett Packard and Nantero are focused on non-magnetic based non-volatile RAM. While these companies may be considered our competitors, their focus is on high-density RAM applications. As we anticipate introducing our product in the less competitive, low-density applications market, we believe our more direct competitors are Honeywell, Naval Research Laboratories, Ramtron and NVE. All of these companies have substantial resources at their disposal.

We may be materially affected by aggressive competition as the memory and data storage industry is highly competitive and customers make their decisions based on a number of competitive factors, including functionality, technology, performance, reliability, system scalability, price, quality, product availability, customer service and brand recognition. We must address each of these factors effectively in order to successfully compete.

Failure to secure continued financing will cause our business to suffer.

Since there is no assurance that revenues will be realized in the near future, we will need additional financing to continue our research and development and to successfully market our technology to potential licensees. While we have had sufficient funds thus far to meet our requirements, there is no assurance we will be able to continue to do so and failure to raise sufficient funds in the future will affect our ability to develop and market our technology.

Because much of our success and value depends on our ownership and use of intellectual property, our failure to protect our property could adversely affect our future growth and success.

Our success will depend on our ability to protect our intellectual property. We rely primarily on patent, copyright, trademark and trade secret laws, as well as nondisclosure agreements and other methods to protect our proprietary technology and processes. Despite our efforts to do so, unauthorized parties may attempt to copy or otherwise obtain and use our products or technology, develop similar technology independently or design around our patents. Policing unauthorized use of our products is expensive and difficult, and we cannot be certain that the steps we have taken will prevent misappropriation or infringement of our intellectual property.

Intellectual property claims against us, no matter how groundless, could cause our business to suffer.

Our future success and competitive position depend in part on our ability to retain exclusive rights to our technology, including any improvements that may be made on that technology from time to time by us or on our behalf. While our technology is patented or is subject to pending patent applications in the United States and we know of no challenge that has been made either against our technology or our rights to it, and we have no reason to believe that any such challenge might be made or that the grounds for any such challenge exist, if any intellectual property litigation were to be commenced against us, no matter how groundless, the result could be a significant expense to us, adversely affecting further development, licensing and sales, diverting the efforts of our technical and management personnel and, in the event of an adverse outcome, damages and possible restrictions on the further development, licensing and use of our technology.

There is no assurance that any of our pending patent applications will be issued as patents or that any issued patent will not be determined to be invalid at a later date.

We have a history of losses, and we may continue to generate losses in the foreseeable future.

To date, we have been solely a development company. We have not been profitable in any of the last three fiscal years. Unless and until we are able to successfully complete the development of our technology and develop markets for the commercialization of such technology, we may not be able to generate revenues in future periods and we may not be able to attain profitability.

The development of non-volatile random access memory products is a capital-intensive business. Therefore, we expect to incur expenses without corresponding revenues at least until we are able to license our technology to third parties. This may result in net operating losses, which will increase continuously until we can generate an acceptable level of revenues, which we may never attain. Further, even if we do achieve operating revenues, there can be no assurance that such revenues will be sufficient to fund continuing operations. Therefore, we cannot predict whether we will ever be able to achieve profitability.

The likelihood of success of our business plan must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with developing and expanding early stage businesses and the competitive environment in which we operate.

We lack manufacturing capacity and will be dependent on third party manufacturers.

Our success will partially depend upon our ability to secure manufacturing of our technology in large quantities and at competitive prices. We have no in-house manufacturing capacity and do not anticipate developing such capacity. To the extent we are successful in completing the development of our technology we will likely be required to rely upon contract manufacturers to produce our products. We may not be able to enter into manufacturing arrangements on terms that are favorable to us. Moreover, there is no assurance that any future manufacturers will have the capability to manufacture our products in sufficient quantities to achieve profitability and within the quality, price, and technical standards required by our customers. In addition, because our technologies use semi-conducting materials other than silicon, there may be a limited number of contract manufacturers capable of producing our products since most are focusing on silicon-based manufacturing. If any future manufacturers should cease doing business with us or experience delays, shortages of supply or excessive demands on their capacity, we may not be able to obtain adequate quantities of product in a timely manner, or at all. Manufacturing new products involves integrating complex designs and processes, coordinating with suppliers for parts and components, and managing manufacturing capacities to accommodate forecasted demand. Failure to obtain sufficient quantities of parts and components, as well as other manufacturing delays or constraints, could adversely affect the timing of new product introductions. Any manufacturing problem or the loss of a contract manufacturer could be disruptive to our operations and result in lost sales.

We will be dependent upon the success of a limited range of products.

The range of products we intend to commercialize is currently limited to applications of non-volatile random access memory technologies and sensors. Reliance on a limited range of products could restrict our ability to respond to adverse business conditions. If we are not successful in developing this specific technology, or if there is not adequate demand for such technology or the market for such technology develops less rapidly than we anticipate, we may not have the capability to shift our resources to the development of alternative products. In such case our business would likely be at a significant disadvantage to other competitors in the field. As a result, the limited range of products we intend to develop could limit our revenues and profitability.

We may not realize income from the licensing of our technologies if our licensees fail to commercialize the products that incorporate these technologies.

In order to generate revenues from our MRAM technology, we will likely need to enter into licensing arrangements with third parties who can integrate our technology into products that will gain acceptance in the market. We have not yet entered into any licensing agreements, and there is no assurance that we will be able to do so on acceptable terms or at all. To the extent we are successful in licensing our technology, in general we will seek upfront payments plus ongoing royalties based on anticipated commercial sales of the products into which our technology is incorporated. Our ability to realize royalties will thus depend upon the successful manufacture and commercialization of such products, which will be primarily within the control of the licensee. There is no assurance that any eventual licensees' products will be technologically viable, nor that such licensees will be successful in marketing and selling such products. In addition, licensees could decide to delay or discontinue the commercialization of products for financial or other business reasons. Even if our licensees succeed in developing products that incorporate our technology, in all likelihood a significant amount of research, development and testing will be required before such products can be introduced to market. Therefore we may not receive royalty income for a substantial period following the commencement of any licensing arrangements. If our licensees are unable to commercialize products on a timely basis, they may lose market share to competing or alternative technologies. Any failure by the companies to which we license our technologies to successfully develop marketable products would have an adverse affect on our future royalty payments and financial condition.

Our supply of future products could be dependent upon relationships with key suppliers.

We will be reliant on third parties to supply the raw materials needed to manufacture our future products. Any reliance on suppliers may involve several risks, including a potential inability to obtain critical materials and reduced control over production costs, delivery schedules, reliability and quality. Any unanticipated disruption to future contract manufacture caused by problems at suppliers could delay shipment of products, increase our cost of goods sold and result in lost sales.

In order to commercialize our future products, we will need to establish a sales and marketing capability.

At present, we do not have any sales or marketing capability since our technology is currently in the development stage. However if we are successful in completing our development efforts, we will need to add marketing and sales personnel who have expertise in the computer technology business. We must also develop the necessary supporting distribution channels. Although we believe we can build the required infrastructure, we may not be successful in doing so if we cannot attract personnel or generate sufficient capital to fund these efforts. Failure to establish a sales force and distribution network would have a material adverse effect on our ability to grow our business.

The rights to certain of our patented technologies are shared with a third party.

Our technology includes distinct magnetic memory designs.  One of our designs includes a patent portfolio encompassing a memory cell design, which was acquired pursuant to an Asset Purchase Agreement that we executed on December 10, 2000 with Estancia Inc. and several other third parties.  The patents and patent application are directed to a memory cell, which includes a magnetic memory core, a write coil, and a field effect transistor.  At the time of execution of the Asset Purchase Agreement, we purchased the entire right, title and interest to the patents and pending patent applications.  However, under the terms of the Asset Purchase Agreement, we were required to convey back to Estancia a 40% undivided interest in the patent rights, and we have retained a 60% interest therein.  We also conveyed to Estancia a right to participate in gross profits and royalties from the license or sale of such patents and patent applications.  This participation right requires us to pay to Estancia 32% of (i) the gross profits, less expenses to be agreed by the parties, for each license of the patents or patent applications sold or otherwise transferred by us and (ii) all royalties received by us as a result of the license or sale of the patents or patent applications, less reasonable expenses directly related to the obtaining of such royalties.

A second of our magnetic memory designs involves a distinct technology, which we exclusively license from the University of Toronto.  Currently the patent portfolio includes several pending U.S. and International patent applications covering new technologies developed pursuant to research collaborations with the University of Toronto, which were partially funded by certain Ontario based government granting agencies.  The University is the assignee of the entire right, title and interest in all of these applications.  We have an exclusive, worldwide license to this technology with the right to sublicense. Under the terms of the exclusive license agreement with the University of Toronto, in consideration for the rights and licenses granted, we agreed to pay the University of Toronto a percentage of Net Sales.

We will be reliant upon contractual rights to use certain technologies that are material to our business.

Certain technologies material to our business are being developed through collaborative arrangements with the University of Toronto. We have entered into a number of successive Research Collaboration Agreements with the University of Toronto under which research and development programs have been led by a University research team. We have provided funding, equipment and background technology to these projects. Certain Canadian governmental entities are also parties to these agreements and have provided additional funding. The University of Toronto has ownership rights to all intellectual property developed under these programs. We have no ownership rights but have the right to obtain exclusive, world-wide and perpetual sub-licenses from the governmental participants to use such intellectual property; the governmental participants in turn have the right to obtain an exclusive, world-wide license to such technology directly from the University of Toronto.

Our auditors have previously identified significant deficiencies in our internal accounting controls.

We operate as a development stage company and have historically had only limited accounting personnel and resources with which to address our internal control procedures.

In anticipation of the implementation of Rules 13a-15(c) of the Securities Exchange Act of 1934 as amended (the ‘Exchange Act"), also referred to as Section 404 of the Sarbanes-Oxley Act of 2002, we engaged, in 2005, an independent firm of external accountants - a different firm from our independent registered public accounting firm - to complete an in-depth review of our internal accounting procedures and controls. The firm's evaluation was only interim, and did not meet the requirements of Rule 13a-15(c). The independent firm of external accountants made several recommendations which we reviewed and evaluated at that time.

Our management, with the participation of our Chief Executive Officer and Chief Financial Officer, evaluated the effectiveness of our disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act as of October 31, 2005. Based on management's evaluation in 2005, our Chief Executive Officer and Chief Financial Officer concluded that, as of October 31, 2005, our disclosure controls and procedures were (1) not effective, in that they were not designed to ensure that material information relating to us is made known to our Chief Executive Officer and Chief Financial Officer by others within our organization, as appropriate to allow timely decisions regarding required disclosures, and (2) not effective, in that they did not ensure that information required to be disclosed by us in our reports that we file or submit under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC's rules and forms.

When our independent registered public accountants audited our financial statements as of and for the year ended October 31, 2005, they identified significant deficiencies in our disclosure controls and procedures. Significant deficiencies noted were that:

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we lacked certain formalized accounting policies and procedures including written procedures for the monthly, quarterly and annual closing of our financial books and records;

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our staff was not always subject to timely review and supervision; and

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security practices over our information technology were not sufficiently robust.

Since 2005 we have been committed to improving and enhancing our disclosure controls and procedures. In connection with the deficiencies described above, we implemented additional controls and procedures commencing in the fourth quarter of 2005 and continuing thereafter. The additional controls and enhanced procedures included:

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development of a system of controls including the upgrading of accounting software and the development of formalized software;

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monthly analytical reviews by both the Chief Executive Officer and Chief Financial Officer;

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prompt review of all financial statements and immediate reconciliation of our financial results;

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our Audit Committee has met formally on a quarterly basis and on an informal basis as required to assess our financial performance and to review the progress management has made in upgrading its accounting procedures and controls;

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interaction of our Audit Committee with our independent registered public accounting firm in 2007 on reporting and control related matters, and

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a requirement that our Chief Technology Officer issue regular (weekly) status reports on her dealings with our research partners at the UofT.

We replaced our previous controller in 2006 with a more experienced individual. Additionally, we engaged an additional experienced person in 2006 to supervise and review the work of our controller and to interact directly with our Chief Financial Officer.

Our CFO has attended professional development courses dealing with SEC related filings. In 2006 our Board of Directors adopted formal disclosure controls and policies and appointed a Chief Information Officer to implement these policies.

When our independent registered public accountants audited our financial statements as of and for the year-ended October 31, 2007 they identified a reportable condition relating to our operating controls relating to our outsourced research and development efforts at the University of Toronto. They reported that the relationship with the University of Toronto had not been managed in a manner which would prevent unauthorized charges on a timely basis which could result in disputed charges and additional costs.

In July 2007 we formed a Technical Advisory Committee consisting of independent directors and an outside consultant to supervise and to report on our technical developments on a timely basis.

The foregoing remedial measures did not materially increase our expenses. With the implementation of the above controls and procedures, we believe that we have significantly improved our disclosure controls and procedures and that the risks cited in 2005 have been appropriately reduced as a result.

The Company believes that it currently maintains appropriate information systems, procedures and controls to ensure that information used internally and disclosed internally is complete, accurate, reliable and timely. The disclosure controls and procedures are designed to provide reasonable assurance that information required to be disclosed in its various reports are recorded, processed, summarized and reported accurately.

In spite of its evaluation, management does recognize that any controls and procedures, no matter how well designed and operated, can only provide reasonable assurance and not absolute assurance of achieving the desired control objectives. In the unforeseen event that lapses in the disclosure controls and procedures occur and/or mistakes arise, the Company intends to take the necessary steps to minimize the consequences thereof. If, however, we fail to maintain adequate controls and procedures, we may not meet the demands that are placed upon us as a public company, including the requirements of the Sarbanes-Oxley Act of 2002 and our business could accordingly face repercussions.

In February 2008 our ex-Chief Technology Officer filed a claim against the Company.

The Company originally hired Dr. Cynthia Kuper as a consultant in mid 2004. The Company entered into an employment agreement with Dr. Kuper in January 2005 for a two year term. Under the terms of the employment agreement, either party could terminate the agreement without cause by providing four months written notice. In late-2006, the Company extended the original agreement, effective January 2007, for an additional two year term.

On November 18, 2007, the Company served Dr. Kuper with the required four months written notice to terminate the employment agreement without cause.

On February 19, 2008, the Company received, via regular mail, a letter from the Occupational Safety and Health Administration ("OSHA") Branch of the U.S. Department of Labour. In the letter, OSHA advised that Dr. Kuper was alleging discriminatory employment practices in violation of Section 806 of the Corporate and Criminal Fraud Accountability Act of 2002, Title VIII of the Sarbanes-Oxley Act of 2002.

In the claim which Dr. Kuper has submitted, she alleges that she discovered that the Company had violated certain rules and regulations of the Securities and Exchange Commission, that the Company had been unlawfully paying excessive compensation to certain executives, directors, officers and employees by engaging in a practice of awarding excess stock options to directors, executives, officers, members of the Board of Directors and employees. Additionally, Dr. Kuper claims to have discovered that the granting of said stock options were intended to artificially inflate the agent’s market capitalization and mislead the public as to the true financial state of the respondent.

The Company vigorously denies Dr. Kuper’s claims and believes that they are malicious and frivolous. It has referred the matter to the Audit Committee and to the entire Board of Directors for full review and evaluation. The Company has also engaged legal counsel to fully and appropriately deal with these allegations. The Company is also conducting a complete investigation with respect to Dr. Kuper’s performance during her tenure as Chief Technology Officer.

The Company and Dr. Kuper, through respective counsel, have agreed to a mediation of this dispute. The mediation date is currently set for Monday, April 21, 2008. There can be no assurance that this dispute will be resolved in mediation. If OSHA ruled against the Company in this matter, the financial and legal repercussions to the Company could be significant.

Risk Factors Related to Our Common Shares

Our stock is subject to the penny stock regulations, which may discourage brokers from effecting transactions in the stock and adversely affect the stock's market price and liquidity.

Our common shares constitute "penny stock" under applicable regulations of the Securities and Exchange Commission. Penny stock is generally defined as shares of stock that (a) are issued by a company that has less than $5,000,000 in net tangible assets and has been in business less than three years, by a company that has less than $2,000,000 in net tangible assets and has been in business for more than three years, or by a company that has average revenues of less than $6,000,000 for the last three years; (b) have a market price of less than $5 per share; and (c) are not quoted on the NASDAQ National Stock Market or listed on a U.S. stock exchange. The penny stock regulations impose significant restrictions on brokers who sell penny stock to persons other than established customers and institutional accredited investors. Broker-dealers participating in sales of our stock will be subject to the so called "penny stock" regulations covered by Rule 15g-9 under the Exchange Act. Under the rule, broker-dealers must furnish to all investors in penny stocks a risk disclosure document required by the rule, make a special suitability determination of the purchaser and have received the purchaser's written agreement to the transaction prior to the sale. In order to approve a person's account for a transaction in penny stock, the broker or dealer must (i) obtain information concerning the person's financial situation, investment experience and investment objectives; (ii) reasonably determine, based on the information required by paragraph (i) that the transactions in penny stocks are suitable for the person and that the person has sufficient knowledge and experience in financial matters that the person reasonably may be expected to be capable of evaluating the risks of transactions in penny stock; and (iii) deliver to the person a written statement setting forth the basis on which the broker or dealer made the determination required by paragraph (ii) in this section, stating in a highlighted format that it is unlawful for the broker or dealer to effect a transaction in a penny stock unless the broker or dealer has received, prior to the transaction, a written agreement to the transaction from the person; and stating in a highlighted format immediately preceding the customer signature line that the broker or dealer is required to provide the person with the written statement and the person should not sign and return the written statement to the broker or dealer if it does not accurately reflect the person's financial situation, investment experience and investment objectives, and obtain from the person a manually signed and dated copy of the written statement. Our common shares are subject to the penny stock regulations, which may discourage brokers from effecting transactions in the common shares. This would decrease market liquidity, adversely affect market price and make it difficult for you to use the common shares as collateral.

The rights of our shareholders may differ from the rights typically afforded to shareholders of a U.S. corporation.

We are incorporated under the Business Corporations Act (Ontario), also referred to herein as the OBCA. The rights of holders of our common shares are governed by the laws of the Province of Ontario, including the OBCA, by the applicable laws of Canada, and by our Articles of Incorporation and all amendments thereto, also referred to herein as the Articles, and our By-laws. These rights differ in certain respects from the rights of shareholders in typical U.S. corporations. The principal differences include without limitation the following:

Under the OBCA, we have a lien on any common share registered in the name of a shareholder or the shareholder's legal representative for any debt owed by the shareholder to us. Under U.S. state law, corporations generally are not entitled to any such statutory liens in respect of debts owed by shareholders.

With regard to certain matters, we must obtain approval of our shareholders by way of at least 66 2/3% of the votes cast at a meeting of shareholders duly called for such purpose being cast in favor of the proposed matter. Such matters include without limitation:(a) the sale, lease or exchange of all or substantially all of our assets out of the ordinary course of our business; and (b) any amendments to our Articles including, but not limited to, amendments affecting our capital structure such as the creation of new classes of shares, changing any rights, privileges, restrictions or conditions in respect of our shares, or changing the number of issued or authorized shares, as well as amendments changing the minimum or maximum number of directors set forth in the Articles. Under U.S. state law, the sale, lease, exchange or other disposition of all or substantially all of the assets of a corporation generally requires approval by a majority of the outstanding shares, although in some cases approval by a higher percentage of the outstanding shares may be required.

In addition, under U.S. state law the vote of a majority of the shares is generally sufficient to amend a company's certificate of incorporation, including amendments affecting capital structure or the number of directors. Under certain circumstances the board of directors may also have the ability to change the number of directors under U.S. state law.

Pursuant to our By-laws, two persons present in person or represented by proxy and each entitled to vote thereat shall constitute a quorum for the transaction of business at any meeting of shareholders. Under U.S. state law, a quorum generally requires the presence in person or by proxy of a specified percentage of the shares entitled to vote at a meeting, and such percentage is generally not less than one-third of the number of shares entitled to vote.

Under rules of the Ontario Securities Commission, a meeting of shareholders must be called for consideration and approval of certain transactions between a corporation and any "related party" (as defined in such rules). A "related party" is defined to include, among other parties, directors and senior officers of a corporation, holders of more than 10% of the voting securities of a corporation, persons owning a block of securities that is otherwise sufficient to affect materially the control of the corporation, and other persons that manage or direct, to a substantial degree, the affairs or operations of the corporation. At such shareholders' meeting, votes cast by any related party who holds common shares and has an interest in the transaction may not be counted for the purposes of determining whether the minimum number of required votes have been cast in favor of the transaction. Under U.S. state law, a transaction between a corporation and one or more of its officers or directors can generally be approved either by the shareholders or a by majority of the directors who do not have an interest in the transaction. Corporations that are listed on a U.S. securities exchange or are quoted on Nasdaq may also be required to have transactions with officers and directors and other related party transactions reviewed by an audit committee comprised of independent directors.

There is no limitation imposed by our Articles or other charter documents on the right of a non-resident to hold or vote our common shares. However, the Investment Canada Act, also referred to herein as the Investment Act, as amended by the World Trade Organization Agreement Implementation Act, also referred to herein as the WTOA Act, generally prohibits implementation of a reviewable investment by an individual, government or agency thereof, corporation, partnership, trust or joint venture that is not a "Canadian," as defined in the Investment Act, unless, after review, the minister responsible for the Investment Act is satisfied that the investment is likely to be a net benefit to Canada. An investment in our common shares by a non-Canadian would be reviewable under the Investment Act if it were an investment to acquire direct control of Micromem, and the value of our assets were CDN $5.0 million or more. However, an investment in our shares by a national of a country (other than Canada) that is a member of the World Trade Organization or has a right of permanent residence in such a country (or by a corporation or other entity that is a "WTO Investor-controlled entity" pursuant to detailed rules set out in the Investment Act) would be reviewable at a higher threshold of CDN $223 million in assets, except for certain economic sectors with respect to which the lower threshold would apply. A non-Canadian, whether a national of a WTO member or otherwise, would acquire control of Micromem for purposes of the Investment Act if he or she acquired a majority of our common shares. The acquisition of less than a majority, but at least one-third of our common shares, would also be presumed to be an acquisition of control of Micromem, unless it could be established that Micromem was not controlled in fact by the acquirer through the ownership of voting shares. The United States is a WTO Member for purposes of the Investment Act. Certain transactions involving our common shares would be exempt from the Investment Act, including:

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an acquisition of our common shares if the acquisition were made in connection with the person's business as a trader or dealer in securities;

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an acquisition of control of Micromem in connection with the realization of a security interest granted for a loan or other financial assistance and not for any purpose related to the provisions of the Investment Act; and

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an acquisition of control of Micromem by reason of an amalgamation, merger, consolidation or corporate reorganization, following which the ultimate direct or indirect control of Micromem, through the ownership of voting interests, remains unchanged. Under U.S. law, except in limited circumstances, restrictions generally are not imposed on the ability of nonresidents to hold a controlling interest in a U.S. corporation.

U.S. shareholders may not be able to enforce civil liabilities against us.

Micromem is incorporated under the laws of the Province of Ontario. Additionally, a number of our directors and executive officers are non-residents of the U.S., and all or a substantial portion of the assets of such persons are located outside the U.S. As a result, should any investor commence an action in the U.S. against Micromem or its directors or executive officers, Micromem or its directors or officers, as the case may be, may be able to insist that any action against them take place in the jurisdiction of the Province of Ontario. In addition, if an investor were to obtain a U.S. judgment against Micromem or its directors or executive officers, there is doubt as to the enforceability of such U.S. judgment in Canada.

We do not anticipate paying dividends.

We have never paid a dividend on our securities and we do not anticipate paying dividends in the foreseeable future.

We may need to issue additional securities which may cause our shareholders to experience dilution.

Our Board of Directors has the authority to issue additional common shares, without par value, also referred to herein as the common shares, or other of our securities without the prior consent or vote of our shareholders. The issuance of additional common shares would dilute the proportionate equity interest and voting power of our shareholders.

We depend on key personnel.

Our senior managers and employees are Salvatore Fuda, who serves as the Chairman of the Board of Directors, Joseph Fuda, who serves as our Chief Executive Officer, Mr. Steven Van Fleet who serves as our Head of Business Development and Dan Amadori who serves as our Chief Financial Officer. Dr. Harry Ruda, and a number of researchers forming the team that he oversees, are key technical personnel engaged pursuant to research collaboration agreements between us and the University of Toronto. We have also engaged the services of an engineering/technical consulting firm, Strategic Solutions Inc. to assist in converting our development efforts to an industrial fabrication plant. Our success depends on our ability to retain certain of our senior management and key technical personnel and our ability to attract and retain additional highly skilled personnel in the future.

We may be materially affected by global economic and political conditions.

Our ability to generate revenue may be adversely affected by uncertainty in the global economy and could also be affected by unstable global political conditions. Terrorist attacks or acts of war could significantly disrupt our operations and the operations of our future customers, suppliers, distributors, or resellers. We cannot predict the potential impact on our financial condition or our results of operations should such events occur.

We may be materially affected by rapid technological change and evolving industry standards.

Short product life cycles are inherent in high-technology companies due to rapid technological change and evolving industry standards. Our future financial condition and results of operations depend on our ability to respond effectively to these changes. We cannot provide any assurance that we will be able to successfully develop, manufacture, and market innovative new products or adapt our current products to new technologies or new industry standards. In addition, our customers may be reluctant to adopt new technologies and standards or they may prefer competing technologies and standards. Because the technology market changes so rapidly, it is difficult for us to predict the rate adoption of our MRAM technology.

We may be materially affected by risks associated with new product development.

Our new product research and development is complex and requires us to investigate and evaluate multiple alternatives, as well as plan the design and manufacture of those alternatives selected for further development. Our research and development efforts could be adversely affected by hardware and software design flaws, product development delays, changes in data storage technology, changes in operating systems and changes in industry standards.

The manufacturing of new products involves integrating complex designs and processes, coordinating with suppliers for parts and components and managing manufacturing capacities to accommodate forecasted demand. Our failure to obtain sufficient quantities of parts and components or other manufacturing delays and constraints could adversely affect our ability to timely introduce new products.

Our operations may be materially affected by the risks associated with developing and protecting intellectual property.

We cannot provide any assurance that we will be able to continue to develop new intellectual property or that we will continue to have it developed for us.

We rely on a combination of U.S. patent, copyright, trademark, and trade secret laws to protect our intellectual property rights. Due to financial constraints, we have decided to not file patent and trademark registration applications with foreign governments and this may expose our technologies to infringement in foreign jurisdictions.

We enter into confidentiality and non-disclosure agreements relating to our intellectual property with our employees and consultants.

Despite all of our efforts to protect our intellectual property rights, unauthorized parties may attempt to copy or otherwise obtain or use our intellectual property. Monitoring the unauthorized use of our intellectual property is difficult and we cannot provide assurance that we will be able to adequately protect our intellectual property in the future.

We may be materially affected if we are unable to attract, retain and motivate key employees.

Our future success depends, in large part, on our ability to attract, retain and motivate key employees. We face significant competition for individuals who possess the skills required to design, develop, manufacture, and market our technologies. An inability to successfully attract, retain, and motivate these employees in the future could have an adverse effect on our future operating and financial performance.

The price of our common shares and volume of our common shares may be volatile.

Our shareholders may be unable to sell a significant number of our common shares on the NASD OTC-BB without a significant reduction in the market price of the shares.

Furthermore, there can be no assurance that we will be able to meet the listing requirements of, or achieve listing on, any other stock exchange. The market price of the common shares may be affected significantly by factors such as fluctuations in our operating results, announcements of technological innovations or new products by us or our competitors, action by governmental agencies against us or the industry in general, developments with respect to patents or proprietary rights, public concern as to the safety of products developed by us or others, the interest of investors, traders and others in public companies such as ours and general market conditions. In recent years, the securities markets in the United States and Canada have experienced a high level of price and volume volatility, and the market price of securities of many companies, particularly small capitalization companies, have experienced fluctuations which have not necessarily been related to the operating performance, underlying asset values or business prospects of such companies.

There are foreign exchange risks associated with our company.

Because we have historically raised funding in U.S. dollars, and a significant portion of our costs are denominated in Canadian dollars, our funding is subject to foreign exchange risks. A decrease in the value of the U.S. dollar relative to the Canadian dollar could affect our costs and potential future profitability. We do not currently hold forward exchange contracts or other hedging instruments to exchange foreign currencies for U.S. dollars to offset potential currency rate fluctuations.

We attempted on a best efforts basis to make effective a Registration Statement in connection with Unit private placement financings completed in fiscal 2005.

We filed a Registration Statement with respect to Unit Private Placements during fiscal 2005. However, we decided to withdraw the Registration Statement prior to October 31, 2005. The Unit Private Placements were completed between December 2004 and February 2005.  The Company issued a total of 2,342,334 Units at a price range of $0.60 to $0.75 per Unit.  Each Unit consisted of a Common Share a Class A warrant to acquire a common share and a Class B warrant to acquire a common share at the same price of the original subscription.  The Class A share had an original term of 12 months from issue date and, upon exercise of the Class A warrant, the Class B warrant was effective also with a 12 month term.  Our Board of Directors has since approved of the restructuring of the Unit Private Placements as follows:

•

In December 2005, the Unit was revised to consist of a common share and a Class A and Class B warrant. The Class A warrant expiry date was extended to June 30, 2006 and the Class B warrant expiry date remained at December 31, 2006. All of the other terms and conditions of the Unit Private Placements remained unchanged.

•

In June 2006, the expiry date on the Class A warrants was extended to September 30, 2006 on the provision that one-third of the outstanding Class A warrants were exercised by June 30, 2006. A total of 771,850 Class A warrants were exercised on this basis and the Company realized proceeds of $485,548. A total of 1,563,484 Class A warrants remained outstanding.

•

In September 2006, the expiry date on the Class A warrants were extended to December 31, 2006.

•

In December 2006, all of the outstanding Class A and Class B warrants were re-priced to $0.50 per warrant and the expiry date was extended in both cases to March 31, 2007.

•

In February 2007, the expiry date for all of the outstanding Class A and Class B warrants was extended to June 30, 2007.

•

In April 2007, we extended the expiry date of the outstanding Class A and Class B warrants to June 30, 2008 and repriced the warrants to $0.40 per warrant.

All of the other terms and conditions of the Unit Private Placements remain unchanged.

The Company filed an amended Registration Statement in June 2006 but it was not declared effective by the Securities and Exchange Commission at that time. In 2007, the Board of Directors decided that the Company had exercised best efforts to make the Registration Statement effective and that it would not further pursue this process. On this basis, the related Class A and Class B warrants, once exercised, will have trading restrictions imposed for a period of at least 12 months from issue date.

The investors in these Units who possessed best efforts registration rights could argue that the Company has not exercised best efforts and could seek recission rights on these private placements.

ABOUT THE COMPANY

We are engaged in the development of memory technology having the characteristic of non-volatility, which is the ability to retain information after power has been shut off.  Our technology is based on our ability to use magnetic materials in combination with a sensor to record the “state of magnetization”.  Each magnetic element stores one bit of data based on its ability to alternate between states of magnetic polarization, which states are determined by a sensor.  Our technology represents “1”s and “0”s by the different polarization of magnets.  For example, a magnet oriented north/south is a “1” and a magnet oriented south/north is a “0”.  The magnetic field strength and direction do not decay when power is switched off, and, therefore, the memory is non-volatile.

We were incorporated under the laws of the Province of Ontario, Canada, on October 21, 1985 as Mine Lake Minerals Inc. We subsequently changed our name to Avanti Capital Corp. on June 23, 1988 and to AvantiCorp International Inc. on April 30, 1992 before becoming Micromem Technologies Inc. on January 14, 1999 in connection with our acquisition of Pageant Technologies Incorporated. Our principal executive offices are located at 777 Bay Street Suite 1910, Toronto, Ontario M5G 2E4, Canada, and our telephone number is (416) 364-6513.

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth our capitalization and indebtedness as of March 31, 2008. This table should be read in conjunction with our consolidated financial statements for the three years ended October 31, 2007, 2006 and 2005 set forth in our Annual Report on Form 20-F for the year ended October 31, 2007 and our interim quarterly filing as of January 31, 2008 as set forth in our 6-K filing dated March 27, 2008.

ACCOUNTS PAYABLE AND ACCRUED LIABILITIES		$ 970,000

SHARE CAPITAL	NUMBER OF SHARES	$US
Authorized
Preference Shares	2,000,000 special preference shares, redeemable, voting
Common Shares	Unlimited number of common shares without par value

Issued and Outstanding
Preference Shares	Nil
Common Shares	77,220,575

SHAREHOLDERS’ EQUITY
Common Shares		40,119,189
Contributed surplus		22,482,257
Deficit		(62,409,643)
Total Capitalization		191,803

RECENT DEVELOPMENTS

The following summarizes recent material events relating to our business, including material changes in our affairs that have occurred during the fiscal year ended October 31, 2007 and through the quarter-ended January 31, 2008. This discussion should be read in conjunction with the other information included in this prospectus, including “Risk Factors”. You should also refer to the information contained in the documents incorporated herein by reference, including our Annual Report on Form 20-F for the year ended October 31, 2007 and the audited financial statements contained therein and our quarterly filing as of January 31, 2008 as set forth in our 6-K filing on March 27, 2008.

2006 Fiscal Year Ending October 31, 2006:

In November 2005, Mr. Larry Blue joined our Board of Directors. Mr. Blue was previously employed as Vice President and General Manager of Symbol Technologies Inc. and currently serves as Chief Executive Officer of Hi-G-Tek, Ltd., an RFID company based in Israel that provides products and services that enable real time sensing and monitoring of its clients’ assets.  Hi-G-Tek, Ltd. is relocating its corporate headquarters from Israel to Rockville, Maryland, where Mr. Blue is based.   Mr. Blue holds a Master's degree in Electrical Engineering.

In March 2006, we filed a provisional patent application in the United States for both new and updated developments of our magnetic random access memory technology for applications in aerospace, defense, sensors and RFID applications which use radiation hardened materials.

We realized cash proceeds of $1,064,980 from the exercise of stock options by certain officers, directors and employees in the 2006 fiscal year.   We completed a Unit private placement financing in May 2006 and raised $75,000 of cash proceeds.  In June 2006, we realized $485,548 of cash proceeds from the exercise of common share purchase warrants by certain investors.  In January 2007 we realized $300,000 cash proceeds from the exercise of stock options.

At our annual meeting of June 27, 2006 the following individuals were elected as directors for the ensuing year: Salvatore Fuda (Chairman), Joseph Fuda (President), David Sharpless (Chair, Audit Committee), Oliver Nepomuceno, Andrew Brandt, Steven Van Fleet and Larry Blue.

In fiscal 2006 the Company began to actively pursue strategic development partners for its technology.

Pursuant to our goals relating to our technology, the activity in 2006 reflected a significant shift away from research-oriented tasks and towards commercial development. We have extracted data at the University of Toronto, in the laboratory of professor Harry Ruda, on our single bit prototypes and used that data for marketing purposes in the commercial sector. We have entered into discussions with foundries and fabrications houses, as well as large electronics companies that would be a customer of the technology.

Through the course of discussions with potential joint development partners, manufacturers and customers the Company has concluded that it would benefit greatly from the development of a silicon-based technology in addition to its technology on gallium arsenide for niche markets. This transition has required a redesign of the Company’s technology without abandoning our core competency and intellectual property base. This has been accomplished and will be the subject of several new patent filings.

The Company entertained discussions with ONAMI (Oregon Nanoscience and Microelectronics Institute) located in Corvallis, Oregon in the last quarter of 2006. Micromem sees great opportunity in the Pacific-Northwest region of the United States for commercial growth as a developing semiconductor Company. The company sees benefit to resources available in other areas of the US as well.

In 2006 the Company announced that one of the potential customers that we were in discussion with was Omron Corporation of Japan.  We also advised that the Company had initiated discussions with a North American-based company in pursuit of a potential joint development agreement.  The Company has incurred costs in meeting with such parties and in the development of proposals for consideration by such potential partners.

By October 31, 2006, the Company has expanded its discussions to include other potential joint development partners.  In total, nine non-disclosure agreements have been signed with potential development partners.

In pursuit of these discussions the Company engaged an engineering consulting firm based in California to provide assistance in updating and expanding the Company’s development and commercialization timetable, including plans to add a silicon-based platform for MRAM applications.

Initial meetings were held with industry fabricators to pursue discussions and plans to expand the Company’s development efforts from the UofT to the industrial and commercial marketplace.   We are finalizing those discussions with an outlay of funding timelines and milestones.  We are doing so in silicon, gallium arsenide and will start up efforts for hardened silicon in the near future.

In June 2006 the Company expanded its patent portfolio with two new filings.

2007 Fiscal Year Ending October 31, 2007:

1.

In 2007 we completed the transition from our research efforts conducted at the University of Toronto (“UofT”) to further development efforts conducted in the California-based foundry, Global Communication Services (“GCS”).   The work plan with GCS was established during the third quarter of the year and commenced in September 2007.

2.

To best accommodate these efforts and the Company’s go forward plans, we undertook a number of initiatives during 2007:

a.

In mid-2006 we developed a working relationship with a California-based engineering/consulting firm, Strategic Solutions Inc. (“SSI”). We continued this arrangement during the 2007 fiscal year and, in May 2007, entered into a short-term contract with SSI to formalize this relationship.   The original contract extended to October 31, 2007 and it has since been extended to mid-2008.  SSI is our primary interface with GCS.

b.

The Board of Directors authorized the formation of a Technical Advisory Committee  (“TAC”) at the Company’s Annual General Meeting held in July 2007.  The TAC is chaired by Mr. Larry Blue, a Company director who has significant past experience in the semiconductor industry.  Mr. Steven Van Fleet, a Company director, also serves on the TAC – he has considerable past experience in RFID technology and expertise in the commercialization of early stage technologies.   Subsequent to the end of the fiscal year, Mr. Van Fleet was formally appointed as Head of Project Development efforts for the Company.

In order to ensure that the Company was obtaining an independent perspective on the priorities and efficacies of its go forward development plans, it also engaged the services of Mr. Henry Dreifus, and his company, Dreifus Associates Limited, Inc. (“DAL”), an Orlando, Florida-based consulting firm with substantial experience and dealings in the technology and defense sectors in the United States and elsewhere.   DAL has had previous assignments in the magnetic random access memory (“MRAM”) space in which the Company operates.

As discussed below, the TAC is guiding the go forward strategy for the Company as it moves towards commercialization of its technology.

c.

In 2007, research efforts continued at the UofT under the direction and supervision of Dr. Harry Ruda who has worked with the Company since 2003.  In 2007, the UofT was successful in delivering a functional prototype of our MRAM device to be used for future testing by GCS in the California foundry.   While the working relationship with UofT continues, the month-to-month research efforts at the UofT on the Company’s behalf were wound down by the end of fiscal 2007; it is anticipated that the Company will continue to engage the UofT and Dr. Ruda in future for specific projects relating to our technology on an “as needed” basis.

d.

We initiated discussions with several potential strategic development partners during 2007 and these discussions accelerated towards the end of our fiscal year as the GCS foundry work commenced.  The Company has signed a number of non-disclosure agreements with prospective strategic development partners as of year-end.   The Company’s objective in 2008 will be to move forward with a strategic partner(s) on specific product technology development and commercialization efforts.

e.

On November 18, 2007, the Company, in accordance with the terms of the employment agreement previously executed, served Dr. Cynthia Kuper with four months notice of termination of her employment agreement.   Dr. Kuper served as a consultant to the Company in 2004 and was appointed as Chief Technology Officer (“CTO”) in January 2005 for an initial two-year term.  The contract was extended before the end of the original term on the same terms, conditions and cancellation provisions.

In February 2008, the CTO filed a claim, through counsel, with respect to alleged discriminatory employment practices in violation of the Sarbanes Oxley of 2002.  The Company vigorously denies these allegations which it believes to be malicious and frivolous.  The Company and the CTO, through respective counsel, are now in the process of mediating this dispute – the mediation date has been set for April 21, 2008.

3.

The Company continued its efforts to secure the requisite financing for its initiatives in 2007:

a.

It raised approximately $1.46 million in cash through private placement financings, through the exercise of stock options by directors and officers and through the exercise of warrants by previous private placement subscribers.   Additionally, it secured $505,000 of bridge loan financing from an arm’s length party during the year, which amount was repaid prior to year-end.  Finally, it secured a $100,000 loan from an arm’s length party and a $30,000 loan from a director which, in both cases, were settled via issuance of common shares subsequent to year-end.

b.

In June 2007, the Company engaged a European-based consulting firm to raise, on a best efforts basis, up to $8.5 million of funding for the Company.  The Company worked closely with this group over the next three months and initially was encouraged by the progress of these discussions, as announced in a mid-summer press release.   Unfortunately, these financing discussions did not materialize into a completed financing and, by year-end, the Company has de-emphasized this initiative.  Instead, the Company has continued to secure smaller amounts of private placement financings as outlined above.  The estimated costs associated with this financing initiative were approximately $75,000 including work fees, out-of-pocket expenses and travel costs.

The Company’s ongoing challenge is to secure the required financing to support its business plans while at the same attempting to minimize further dilution through common share issuances.  To accommodate these somewhat conflicting goals, the Company has continued to pursue a financing strategy whereby it secures small amounts of funding to meet its immediate requirements.

4.

The Company has previously attempted on a best efforts basis to make effective an F3 Registration Statement pertaining to Unit private placement financings which it completed between December 2004 and April 2005.  It filed the initial registration statement in May 2005 with the Securities and Exchange Commission.  It decided to suspend that filing in late 2005 and re-file in 2006.   The Company has incurred significant costs associated with this exercise and, in 2007, the Board of Directors concluded that the Company had exercised all best efforts and that it would not pursue further registration efforts of the aforementioned Units.  At the same time, the Company has extended the expiry dates for the underlying warrants attached to the Units on several occasions and has repriced these warrants to reflect market conditions at the point in time that these extensions were approved.

5.

The Company has maintained its intellectual property filings on an up-to-date basis through its association with Morgan Lewis LLP, a large U.S.-based law firm with significant expertise in intellectual property.

6.

Micromem continues to have a small staff consisting of the President, Chief Financial Officer, Chief Information Officer, Controller and several support staff.  The Company recovers a portion of these costs from associated companies which operate from the same office premises as the Company.  All research, development and other technical initiatives are outsourced, as discussed above.

7.

The Board of Directors met four times during 2007 and has overseen the Company’s go forward plans.  There were no changes to the composition of the seven person Board of Directors in 2007.

The Company’s Audit Committee consists of three independent directors and supervises all of the Company’s quarterly and annual filings.  It also has the responsibility for developing and overseeing governance-related matters – disclosure policies, insider trading policies and whistle blower policies.

In 2007, the Company’s Board has dealt with several informal inquiries by shareholders as to the Company’s reporting practices, disclosure policies and financing strategies.

The Company continues to be compliant with the regulatory agencies to whom it reports.  In 2007 the Company has not received any correspondence or inquiries from these agencies with respect to any of its filings.

9.

A recap of the developments and milestones achieved in 2007 is as below:

a.

We began the year with our ongoing research activity at the UofT.  By May 2007, certain testing of radiation hardness on the Micromem prototype had been completed and the measurements showed that the sensors were able to function as a memory element after dosing with high levels of radiation.    At that point, the UofT research facility began to make and test integrated bit cells for future testing in a fabrication facility.

b.

The Company had entered into 10 separate non-disclosure agreements by early 2007 with vertically integrated multi-national corporations with operations in a variety of sectors ranging from defense to consumer electronics.  In 2006 – 2007 several of these parties conducted preliminary due diligence on the Micromem technology and, as a result, the Company was invited to make more in-depth presentations of its MRAM technology to such parties.  As one example, the Company was invited to attend a small business nanotechnology presentation, hosted by a large U.S. defense contractor, in April 2007.

c.

In May 2007, we finalized a contract with SSI, for their services on a go forward basis, as a prerequisite to launching the testing of the prototypes developed at the UofT in an industrial foundry setting.

d.

In July 2007, the Board of Directors formed the above-noted Technical Advisory Committee to lead its go forward initiatives.

e.

In September 2007, the Company announced that it had engaged GCS for its next stage of MRAM development.   The preliminary scope for GCS that was developed was the design and build of a commercial MRAM device utilizing the Company’s technology.  Supervision of this work was spearheaded by Strategic Solutions Inc., reporting to the TAC.

f.

In November – December 2007, the Company reported that it was making satisfactory progress with the work plan at GCS, achieving the milestones that it had established within the budget that it had developed.  At the date of this prospectus, the program at GCS continues.  The overall cost associated with the GCS program, including the participation of SSI, is estimated at approximately $2 million.

g.

The Technical Advisory Committee continues to pursue a number of discussions with potential strategic development partners and these discussions are ongoing at the date of this report.

2008 Fiscal Year Ending October 31, 2008 (through April 2, 2008):

1.

The Company secured additional financing during the first quarter in the amount of $389,982 through a series of private placements, and issued a total of 811,959 common shares relating to these private placements.  Additionally the Company settled $103,702 of loans due to an arm’s length invetsor through the issuance of 192,041 common shares.  Finally, the Company secured a $200,000 30-day bridge loan in January 2008, from an arm’s length investor, which loan was repaid in February 2008.

Subsequent to January 31, 2008 the Company has received additional financing in the amount of $2,236,251 through the exercise of stock options and through private placement financings.

2.

The Company announced a series of milestones and accomplishments with respect to the development of its technology during the quarter ended January 31, 2008:

a.

The successful patenting and processing of its magnetic yoke design in cooperation with its fabrication supplier, Global Communication Semiconductor (“GCS”).

b.

Discussions commenced with a major military-focused company that provides GaAs space-based platforms, pertaining to potential applications for the Company MRAM architecture.

c.

Positive test results were reported in November 2007 from the GCS foundry with respect to the Company’s hall cross sensor device and, as a result, the Company authorized the foundry to accelerate efforts on cell manufacturing with defined target array sizes.

d.

The filing of two new patent applications relating to magnetic sensors and memory devices.

e.

The successful manufacture of foundry grade fully functioning MRAM cells.

The contracting with our engineering consultants, Strategic Solutions Inc. (“SSI”) to begin a Reticle Design and Test Plan for a 64 bit MRAM Cell so as to allow for third party testing and validation; the target for completion of this work is during the second quarter of 2008.

a.

The announcement of a strategic working relationship with BAE Systems.

3.

We announced several changes to the management team during the quarter ended January 31, 2008:

i.

The appointment of Steven Van Fleet as Head of Project Development to oversee the completion of the foundry work and the discussions with potential strategic partners.

ii.

The termination of the employment agreement previously signed with Dr. Cynthia Kuper on a without cause basis with the required four months notice period as stipulated in the employment agreement.

Subsequent to January 31, 2008 we announced that Mr. Henry Dreifus, founder and managing director of Dreifus Associated Limited, has joined our Board of Directors.  Mr. Dreifus is an experienced and highly credentialed consultant in the high technology sector.

PRICE RANGE OF COMMON SHARES OF THE COMPANY

The following table sets forth the range of high and low closing sale prices for our common shares for the periods indicated, as reported by the Over-the-Counter Bulletin Board. These prices do not include retail mark-ups, markdowns, or commissions. The table below sets forth the high and low sales prices for Common Shares in U.S. Dollars as reported for the periods specified. Our common shares are traded in the United States and are quoted on the Over-the-Counter Bulletin Board under the symbol MMTIF.  The common shares are not quoted or listed in Canada.

	US$ High	US$ Low
Fiscal Year Ended
October 31, 2001	5.28	1.52
October 31, 2002	2.50	0.05
October 31, 2003	0.36	0.05
October 31, 2004	1.17	0.12
October 31, 2005	1.15	0.37
October 31, 2006	1.33	0.43
October 31, 2007	0.79	0.35

Fiscal Year Ended October 31, 2005
First Quarter	1.15	0.60
Second Quarter	1.01	0.66
Third Quarter	0.85	0.55
Fourth Quarter	0.80	0.37

Fiscal Year Ended October 31, 2006
First Quarter	0.72	0.47
Second Quarter	1.20	0.37
Third Quarter	1.33	0.68
Fourth Quarter	0.90	0.53

Fiscal Year Ended October 31, 2007
First Quarter	0.68	0.39
Second Quarter	0.63	0.43
Third Quarter	0.55	0.35
Fourth Quarter	0.79	0.39

November 2006	0.68	0.55
December 2006	0.61	0.45
January 2007	0.51	0.39
February 2007	0.51	0.38
March 2007	0.41	0.35
April 2007	0.63	0.36
May 2007	0.55	0.40
June 2007	0.51	0.41
July 2007	0.48	0.35
August 2007	0.65	0.35
September 2007	0.79	0.45

October 2007	0.72	0.55
November 2007	0.72	0.55
December 2007	0.85	0.51
January 2008	0.65	0.55
February 2008	1.27	0.58
March 2008	2.60	0.94

On March 31, 2008, the closing price of a common share as reported on the Over-the-Counter Bulletin Board was $2.28 per share.

SHARE CAPITAL

The authorized capital of Micromem consists of an unlimited number of common shares, no par value each, of which 77,220,575 common shares were issued and outstanding as of March 31, 2008, and 2,000,000 special, redeemable, voting preference shares (special shares), none of which were outstanding, as of March 31, 2008. The number of special shares that may be issued and outstanding at any time is limited to 500,000.

All of our outstanding common shares and preference shares pursuant to the due authorization of our Board of Directors. Neither the Company nor any of its subsidiaries holds common shares or special shares.

Convertible Securities

Micromem has adopted a stock option plan pursuant to which options are offered to directors, executive officers and employees to purchase common shares at an exercise price equal to or above the market price for the common shares at the date that the options are granted.  In the fiscal year ended October 31, 2006 the following options were exercised: in January 2006 a director exercised 150,000 options at a price of $0.30 per share and the Company realized $45,000 of subscription proceeds; in February and March of 2006 four of our directors each exercised 400,000 options for an aggregate of 1,600,000 options at a price of $0.30 per share and the Company realized $480,000 of subscription proceeds from the exercise of such options.  In June and July of 2006 several of our directors, officers and employees exercised a total of 1,100,000 options at a price of $0.30 per share and the Company realized $329,980 of net cash proceeds.  In August 2006, several officers exercised a total of 700,000 options at a price of $0.30 per share and the Company realized $210,000 of cash proceeds.

In the fiscal year ended October 31, 2007 the following options were exercised: in January 2007 a director exercised 1,000,000 options at a price of $0.30 per share and the Company realized $300,000 of subscription proceeds; in April 2007 two directors exercised a total of 600,000 options at a price of $0.30 per share and the Company realized $180,000 of subscription proceeds; in August 2007 an officer exercised 100,000 options at a price of $0.72 per share and the Company realized $720,000 of subscription proceeds.  Subsequent to October 31, 2007 an officer exercised 100,000 options at a price of $0.72 and the Company realized subscription proceeds of $72,000.

During the fiscal year ended October 31, 2006 we made the following stock option grants: in November 2005 we granted 50,000 options to purchase common shares to an employee at an exercise price of $0.63 per share, which options expire in December 2010; in November 2005 we granted 300,000 options to purchase common shares to a new director at an exercise price of $0.60 per share, which options expire in November 2009; in January 2006 we granted 100,000 options to our Chief Technology Officer at an exercise price of $0.68 per share, which options expire in January 2011.  In August 2006 we granted 4,600,000 options to our directors, officers and employees at an exercise price of $0.80 per share which options expire in July 2011.

During the fiscal year ended October 31, 2007 we made the following stock option grants:  In April 2007 we granted 350,000 options to purchase common shares at a exercise price of $0.36 to a director which options expire in April 2012; in May 2007 we granted 150,000 options to purchase common shares at an exercise price of $0.70 per share to several consultants who provided services to the Company which options expire in May 2008; in May 2007 we granted 50,000 options to acquire common shares at an exercise price of $0.50 to an employee, which options expire in May 2012; in October 2007 we granted 225,000 options to purchase common shares at an exercise price of $0.60 per share, which options expire in October 2012.

Subsequent to October 31, 2007 we made the following stock option grants – we granted 325,000 options to acquire common shares at an exercise price of $1.01 per share to several independent directors, which options expire in March 2013; we granted 350,000 options, (250,000 which vest immediately and 100,000 which vest on a quarterly basis over 12 months commencing May 2008) to acquire common shares at an exercise price of $1.20 per share to a new director, which options expire in March 2013; we granted 20,000 options to acquire common shares at an exercise price of $1.12 per share to two consultants who have provided services to the Company, which options expire in March 2009; we granted 50,000 options to acquire common shares at an exercise price of $2.31 per share to a consultant who provided services to the Company, which options expire in April 2009.

In February 2008 an officer exercised 100,000 options at a price of $0.72 per share and the Company realized subscription proceeds of $72,000.  In March 2008 a director exercised 620,000 options at a price of $0.65 per share and the Company realized subscription proceeds of $403,000.  In March 2008 a total of 100,000 options which were issued in 2006 at a strike price of $0.80 per share expired unexercised.  On April 1, 2008 an officer exercised 50,000 options at a price of $0.91 per share and the Company realized proceeds of $45,500.

At April 2, 2008 an aggregate of 10,200,000 options to purchase common shares issued under the stock option plan were outstanding as summarized below:

Number of Options	Exercise Price Per Share	Expiry Date
200,000	$0.80	5/2/08
200,000	$0.30	7/18/09
300,000	0.60	3/22/10
1,180,000	0.65	6/16/09
2,300,000	0.72	5/27/10
50,000	0.63	11/15/09
350,000	0.36	4/15/12
150,000	0.70	2008
50,000	2.31	2009
50,000	0.50	2012
225,000	0.60	2012
50,000	0.91	6/17/09
4,300,000	0.80	7/13/11
325,000	1.01	2/15/13
350,000	1.01	3/15/13
20,000	1.01	3/15/09
100,000	0.68	5/2/08
10,200,000

At April 2, 2008 there were 4,571,328 common shares issuable upon the exercise of outstanding warrants as below:

Number Outstanding	Exercise Price Per Share	Expiry Date
4,221,378	0.40	June 20, 2008
250,000	0.50	October 31, 2012
100,000	0.60	January 10, 2013
4,571,328

Changes in Share Capital – Fiscal Year Ended October 31, 2007 and subsequent period

In December 2006 the Board of Directors authorized the extension of the expiration date of the outstanding Series A and Series B warrants to March 31, 2007 and repriced all of the relevant warrants to $0.50 per share.  In February 2007 the Board of Directors authorized the extension of the expiration date of the outstanding Series A and Series B warrants to June 30, 2007.   In April 2007 the Board of Directors again authorized the extension of the expiration date of the outstanding Series A and Series B warrants to June 30, 2008 and repriced all of the relevant warrants to $0.40 per share.

In June 2007 the Board of Directors authorized the extension of the expiration date of the Series C warrants originally issued in June 2005 under a financial advisory agreement.  The expiry date was extended from June 2007 to June 2008 and the exercise price was repriced from $0.70 to $0.40 per share.

In the quarter-ended January 31, 2007 a director exercised 1 million options to acquire common shares at an exercise price of $0.30 per share.

In the fiscal quarter-ended April 30, 2007 directors exercised 600,000 options to acquire common shares at an exercise price of $0.30 per share.  Holders of the Series A warrants exercised 417,500 Series A warrants to acquire common shares at an exercise price of $0.40 per share.

In the fiscal quarter-ended July 31, 2007 holders of the Series A warrants exercised 60,000 series A warrants to acquire common shares at an exercise price of $0.40 per share.

In the fiscal quarter-ended October 31, 2007 an officer exercised 100,000 stock options to acquire common shares at an exercise price of $0.72 per share.  The Company also completed several private placement financings whereby it issued a total of 1,577,368 common shares at an average exercise price of $0.45.  Finally the Company secured a $505,000 bridge loan from an arms’ length third party which was subsequently repaid and as partial consideration the Company issued 250,000 common shares purchase warrants to acquire common shares at a strike price of $0.50 per share.

Since October 31, 2007 an officer exercised 100,000 stock options to acquire common shares at an exercise price of $0.72 per share.   A director exercised 620,000 stock options at an exercise price of $0.65 per share.  An officer exercised 50,000 stock options to acquire common shares at an exercise price of $0.91 per share.  The Company settled bridge loans totaling $133,702 which it had secured previously through the issuance of a total of 245,712 common shares.  The Company also completed several private placements and issued a total of 2,033,733 common shares at an average exercise price of $0.57 per share.  The Company secured a $200,000 bridge loan from an arms’ length party in January 2008 which was subsequently repaid and as partial consideration issued 100,000 common share purchase warrants at a strike price of $0.60 per share.  The Company issued 325,000 stock options to outside directors, 350,000 options to a new director (of which 100,000 options vest over a 12 month period through March 2009) and a total of 70,000 options to outside consultants at exercise prices ranging from $1.01 to $2.31 per share.  A total of 100,000 stock options at an exercise price of $0.80 expired unexercised.

Changes in Share Capital – Fiscal Year Ended October 31, 2006

In December 2005 the Board of Directors authorized revisions to the terms of certain private placements completed in fiscal 2005 in which we received proceeds totaling $1,472,500 through the sale of units at prices ranging from $0.60 to $0.75 per unit.  These units consisted of one common share, one Series A warrant which entitled the holder to acquire one common share and one Series B warrant at an exercise price equal to the price of the unit, and one Series B warrant which entitled the holder to purchase one additional common share at an exercise price equal to the price of the unit.  The Series A warrants and Series B warrants expired 12 months after issuance if unexercised.  Our Board of Directors approved of the restructuring of these private placements to provide that each unit consists of one common share, one Series A Warrant which entitles the holder to purchase one common share and terminates on June 30, 2006 (unless extended by the Company), and one Series B Warrant which entitles the holder to purchase one common share and terminates on December 31, 2006 (unless extended by the Company).  As a result of this restructuring the Series B Warrants are currently outstanding and exercisable without any requirement that the holders must first exercise the Series A Warrants. The Board of Directors may also decrease the exercise price and extend the term of the Warrants as it so elects.  The remaining terms of the warrants are unchanged.

In June 2006 the Board of Directors authorized the extension of the expiration date of the Series A warrants to September 30, 2006, provided that in order to receive such extension each warrant holder has to exercise at least 33% of the dollar value of the Series A warrants owned by such holder on or prior to the original expiry date of June 30, 2006.  Holders of Series A warrants exercised an aggregate of 771,850 Series A warrants resulting in the issuance of 771,850 common shares.  We received proceeds of $485,548 from such warrant exercises.

On September 30, 2006, pursuant to the terms of the Series A warrants the Board of Directors authorized a further extension of the expiration date of such warrants to December 31, 2006.

In May 2006 we arranged a private placement of Units to several investors at a purchase price of U.S. $0.50 per unit.  We received $75,000 in gross proceeds for the sale of 150,000 units.  Each unit consisted of one common share and one Series A warrant.  Each Series A warrant entitled the holder to purchase one common share at an exercise price of $0.50 per share, which expire if unexercised in April 2007.

In August 2006 we issued 4,600,000 options at $0.80 which options were fully vested and expire in July 2011 if unexercised.  In January 2006, a director exercised 150,000 options at a price of $0.30 per share and accordingly the Company realized proceeds of $45,000.  In February and March 2006, several directors exercised a total of 1,600,000 options at a price of $0.30 per share and accordingly the Company realized proceeds of $480,000.  In June and July 2006 several of our directors, officers and employees exercised a total of 1,100,000 options at a price of $0.30 per share and the Company realized $329,980 of net cash proceeds.  In August 2006, several officers exercised a total of 700,000 options at a price of $0.30 per share and the Company realized $210,000 of cash proceeds.  In January 2007 a director exercised 1 million options at a price of $0.30 per share and the Company realized proceeds of $300,000.

Changes in Share Capital – Fiscal Year Ended October 31, 2005

In November 2004 and February 2005 two Canadian private investors exercised 100,000 Series A and 300,000 Series B Warrants, resulting in the issuance of 400,000 common shares. We received proceeds of $44,000 from such warrant exercises.  Such warrants were part of a private placement of 300,000 units to these investors which was completed in December 2003.  Each unit consisted of one common share and one Series A Warrant which entitled the holder to purchase one common share and one Series B Warrant.  The investors had previously exercised 200,000 of their Series A Warrants in October 2004.

In December 2004 we completed a private placement of units to several U.S. investors at a purchase price of US$0.60 per unit.  We received $617,000 in gross proceeds from the sale of 1,028,334 units.  Each unit consisted of one common share and one Series A Warrant.  Each Series A Warrant entitled the holder to purchase one common share and one Series B Warrant at an exercise price of $0.60. Each Series B Warrant entitled the holder to purchase one additional common share at an exercise price of $0.60 per share.  We subsequently revised the terms of this private placement as described below.

During the first quarter of calendar year 2005, we completed a private placement of units to one Canadian investor at a purchase price of US$0.75 per unit.  We received $10,500 in gross proceeds for the sale of 14,000 units.  Each unit consisted of one common share and one Series A Warrant.  Each Series A Warrant entitled the investor to purchase one common share and one Series B Warrant at an exercise price of $0.75. Each Series B Warrant entitled the holder to purchase one additional common share at an exercise price of $0.75.  We subsequently revised the terms of this private placement as described below.

During the first quarter of calendar year 2005, we arranged a private placement of units to several investors at a purchase price of US$0.65 per unit.  We received $845,000 in gross proceeds for the sale of 1,300,000 units.   Each unit consisted of one common share and one Series A Warrant.  Each Series A Warrant entitled the holder to purchase one common share and one Series B Warrant at an exercise price of $0.65.  Each Series B Warrant entitled the holder to purchase one additional common share at an exercise price of $0.65.  We subsequently revised the terms of this private placement as described below. In connection with this placement, we issued a financial advisory firm in Switzerland that assisted in this placement, a warrant to purchase 1,000,000 of our common shares. This warrant has expired.

In February 2005 two Canadian private investors exercised 1,406,250 Series B Warrants resulting in the issuance of 1,406,250 common shares.  We received proceeds of $112,500 from such warrant exercises.  In August 2005 these investors exercised an additional 625,000 Series B Warrants resulting in the issuance of 625,000 common shares. We received proceeds of $50,000 from such warrant exercises.  Such warrants were part of a private placement of 2,031,250 units to these investors which was completed in August 2003.  Each unit consisted of one common share and one Series A Warrant which entitled the holder to purchase one common share and one Series B Warrant.  The investors had previously exercised all of their 2,031,250 Series A Warrants in August 2004.

In June 2005 we issued 800,000 warrants ("Series C Warrants") to certain parties in consideration of ongoing services.  Each such Series C Warrant entitles the holder to purchase one common share at an exercise price of $0.70 and terminates on June 30, 2007 or such later date as the Board of Directors may elect.  Such Series C Warrants were issued in payment of advisory services provided by Corinthian Holdings LLC in connection with the Company's filing of the Registration Statement of which this prospectus is a part. Pursuant to the terms of its agreement with the Company, Corinthian Holdings has directed that a portion of the warrants issuable under the agreement be issued to certain individuals designated by Corinthian.

During the fiscal year ended October 31, 2005, 1,820,000 common shares were issued in respect of the exercise of outstanding options.  We realized proceeds of $553,600 on the exercise of these options.  Subsequent to October 31, 2005 we issued 300,000 options at $0.60 and 50,000 options at $0.72. These options are fully vested and expire in 5 years if unexercised.  We also issued 100,000 options at $0.68, which options are fully vested and expire in January 2011 if unexercised.

SELLING SHAREHOLDERS

The selling shareholders are eligible to offer and sell up to a total of 1,520,000 common shares under this prospectus pursuant to stock option grants to the selling shareholders under the Plan. The following table sets forth:

•

the name of each selling shareholder;

•

the number of common shares beneficially owned by each selling shareholder as of the date of this prospectus, assuming exercise of all outstanding options;

•

the maximum number of common shares beneficially owned by each selling shareholder that may be offered pursuant to this prospectus, some or all of which may be sold pursuant to this prospectus; and

•

the number of common shares that would be beneficially owned by each selling shareholder after the completion of this offering, assuming the sale pursuant to this offering of all shares that are beneficially owned by such selling shareholder and offered pursuant to this prospectus.

The information set forth in the table below which includes all of the shares the selling shareholders are eligible to offer under this prospectus and assumes the exercise of all stock options and all common shares issuable upon exercise of warrants outstanding as of the date of this prospectus that are exercisable within 60 days after such date.  All information with respect to share ownership has been provided by the selling shareholders.  This table has been prepared to comply with the rules and regulations of the Commission but does not reflect any knowledge that we have with respect to the present intent of the persons listed as selling shareholders.  The shares covered by this prospectus may be offered by the selling shareholders or their transferees from time to time, in whole or in part.

Name of Selling Shareholder (3)	Number of Common Shares Beneficially Owned before the Offering (1)		Number of Shares which may be Offered	Common Shares Beneficially Owned after to the Offering (2)
	Number	Percent		Number	Percent
Steven Van Fleet Director	1,050,000	1.14%	450,000	600,000	*
Larry Blue Director	675,000	*	75,000	600,000	*
Oliver Nepomuceno Director	1,328,572	1.44%	75,000	1,253,572	1.36%
David Sharpless Director	475,000	*	75,000	400,000	*
Bash Khan Employee	77,000	*	75,000	2,000	*
Martha McGroarty Employee	158,333	*	25,000	133,333	*
Nina Issar Employee	180,100	*	25,000	155,100	*
Jason Baun Employee	400,000	*	100,000	300,000	*
Diana Fuda, Employee	402,980	*	50,000	352,980	*
Henry Dreifus (4) Director	350,000	*	350,000	-	-
Izaskun Zabala Consultant	10,000	*	10,000	-	-
Rebecca Szerman Consultant	10,000	*	10,000	-	-
Jon Scadden Consultant	100,000	*	100,000	-	-
Darren Imai Consultant	50,000	*	50,000	-
Jeff Wise Consultant	50,000	*	50,000	-	-
			1,520,000

* Less than one percent

(1)

The amounts shown are derived from information available to the Company after taking reasonable efforts to determine the beneficial ownership of the selling shareholders listed.  Beneficial ownership is determined in accordance with the rules and regulations of the Commission.  In computing the number of shares beneficially owned by a person and the percentage ownership of that person, common shares subject to options and warrants held by that person that are currently exercisable or exercisable within 60 days of the date of this prospectus are deemed outstanding.

(2)

Assumes the sale of all shares offered pursuant to this prospectus and no other purchases of our common shares.

(3)

The addresses of all of the selling shareholders, are c/o Micromem Technologies Inc., 777 Bay Street, Suite 1910, Toronto, Ontario M5G 2E4.

(4)

100,000 of the total of 350,000 options vest over a 12-month period through March 2009.

USE OF PROCEEDS

Each of the selling shareholders will receive all of the net proceeds from the sale of shares by that shareholder.  We will not receive any of the net proceeds from the sale of the shares.  The selling shareholders will pay any underwriting discounts and commissions and expenses incurred by the selling shareholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling shareholders in offering or selling their shares.  We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, OTC Bulletin Board fees, blue sky registration and filing fees, and fees and expenses of our counsel and accountants.

A portion of the shares covered by this prospectus are, prior to their sale under this prospectus, issuable upon exercise of options granted under the Plan.  Upon the exercise of these options by payments of cash, we will receive the exercise price of the options.  To the extent that we receive cash upon the exercise of these options, we expect to use that cash for general corporate purposes.

PLAN OF DISTRIBUTION

We are registering shares of our common stock to permit the resale of such common stock by the holders from time to time.  We will not receive any of the proceeds from the sale of such common stock.  The selling shareholders have advised us that, prior to the date of this prospectus, they have not made any agreement or arrangement with any underwriters, brokers or dealers regarding the distribution and resale of the securities.

The selling shareholders may sell all or a portion of their securities covered by this prospectus through customary brokerage channels, either through broker-dealers acting as agents or brokers for the seller, or through broker-dealers acting as principals, who may then resell the securities in the over-the-counter market, or at private sale or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.  The selling shareholders may also sell their shares of common stock through private sales. The selling shareholders may effect such transactions by selling the securities to or through underwriters or broker-dealers, and such underwriters or broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholders and/or the purchasers of the shares for whom they may act as agent (which compensation may be in excess of customary commissions). The selling shareholders and any broker-dealers that participate with the selling shareholders in the distribution of the securities may be deemed to be underwriters and commissions received by them and any profit on the resale of the securities positioned by them might be deemed to be underwriting discounts and commissions under the Securities Act.

Sales of the shares of common stock may be made by means of one or more of the following:

  a block trade in which a broker or dealer will attempt to sell the shares as agent, but may position and resell a portion of the block principal to facilitate the transaction;

  purchases by a dealer as principal and resale by such dealer for its account pursuant to this prospectus;

  ordinary brokerage transactions and transactions in which the broker solicits purchasers;

  privately negotiated transactions;

  short sales;

  broker-dealers may agree with the selling shareholder to sell a specified number of such shares at a stipulated price per share;

  a combination of any such methods of sale; and

  and other method permitted pursuant to applicable law.

The selling shareholder may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

The selling shareholder may also engage in short sales against the box (except where short sale occurs prior to the effective date of this registration statement), puts and calls and other transactions in our securities or derivatives of our securities and may sell or delivery shares in connection with these trades.

In effecting sales, brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate.

The selling shareholders may choose not to sell any or may choose to sell less than all of the shares of common stock registered pursuant to the shelf registration statement, of which this prospectus forms a part.

The selling shareholders are not restricted as to the price or prices at which they may sell their shares. Sales of shares at less than market prices may depress the market price of our common stock. Moreover, the selling shareholders are not restricted as to the number of shares which may be sold at any one time.

Under the securities laws of certain states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. The selling shareholders are advised to ensure that any underwriters, brokers, dealers or agents effecting transactions on behalf of the selling shareholders are registered to sell securities in all fifty states. In addition, in certain states the shares of common stock may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

We will pay all the expenses incident to the registration, offering and sale of the shares of common stock to the public hereunder other than commissions, fees and discounts of underwriters, brokers, dealers and agents.

The selling shareholders should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by the selling shareholders, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Regulation M, the selling shareholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of common stock of the Company while such selling shareholders are distributing shares covered by this prospectus. The selling shareholders are advised that if a particular offer of common stock is to be made on terms constituting a material change from the information set forth above, then, to the extent required, a post-effective amendment to the accompanying registration statement must be filed with the Securities and Exchange Commission.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

Morrison Brown Sosnovitch LLP will advise us regarding certain legal matters in connection with the issuance of shares of the common stock registered under this Registration Statement.  The partners and lawyers of Morrison Brown Sosnovitch LLP own less than one percent of our issued and outstanding common stock.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference from the Company’s Annual Report on Form 20-F for the years ended October 31, 2007, 2006 and 2005 have been audited by Schwartz Levitsky Feldman LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

OFFERING EXPENSES

We will bear all costs, expenses and fees in connection with the registration of the common shares offered by this prospectus. The selling shareholders will bear brokerage commissions and similar selling expenses, if any, attributable to the sale of common shares, as well as any fees and disbursements of counsel to the selling shareholders.

The following table sets forth the estimated expenses payable by us in connection with the offering described in this registration statement. All amounts are subject to future contingencies other than the Commission registration fee.

$
Securities and Exchange Commission Registration Fee	200.00
Printing and Engraving Expenses	100.00
Legal Fees and Expenses	5,000.00
Accounting Fees and Expenses	5,000.00
Blue Sky Qualification Fees and Expenses	-
Miscellaneous	-
Total	10,300.00

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

Reference is made to Section 136 of the Business Corporations Act (Ontario), which provides:

Indemnification of Directors

(1)

A corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or a person who acts or acted at the corporation’s request as a director or officer of a body corporate of which the corporation is or was a shareholder or creditor, and his or her heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of such corporation or body corporate, if,

(a)

he or she acted honestly and in good faith with a view to the best interests of the corporation; and

(b)

in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing that his or her conduct was lawful.

 (2)

A corporation may, with the approval of the court, indemnify a person referred to in subsection (1) in respect of an action by or on behalf of the corporation or body corporate to procure a judgment in its favor, to which the person is made a party by reason of being or having been a director or an officer of the corporation or body corporate, against all costs, charges and expenses reasonably incurred by the person in connection with such action if he or she fulfils the conditions set out in clauses (1)(a) and (b).

 (3)

Despite anything in this section, a person referred to in subsection (1) is entitled to indemnity from the corporation in respect to all costs, charges and expenses reasonably incurred by him in connection with the defense of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of the corporation or body corporate, if the person seeking indemnity,

(a)

was substantially successful on the merits in his or her defense of the action or proceeding; and

(b)

fulfils the conditions set out in clauses (1)(a) and (b).

Liability Insurance

(4)

A corporation may purchase and maintain insurance for the benefit of any person referred to in subsection (1) against the liability incurred by the person,

(a)

in his or her capacity as a director or officer of the corporation, except where the liability relates to the person’s failure to act honestly and in good faith with a view to the best interests of the corporation; or

(b)

in his or her capacity as a director or officer of another body corporate where the person acts or acted in that capacity at the corporation’s request, except where the liability relates to the person’s failure to act honestly and in good faith with a view to the best interests of the body corporate.

Application to court

(5)

A corporation or a person referred to in subsection (1) may apply to the court for an order approving an indemnity under this section and the court may so order and make any further order it thinks fit.

 (6)

Upon an application under subsection (5), the court may order notice to be given to any interested person and such person is entitled to appear and be heard in person or by counsel.

Reference is made to Paragraph 25 of the Company’s Bylaw No. 1, which sets forth the following provisions relating to the indemnification of directors and officers:

“The Corporation shall indemnify the directors and officers of the Corporation, former directors or officers of the Corporation or a person who acts or acted at the Corporation’s request as a director or officer of a body corporate of which the Corporation is or was a shareholder or creditor and his heirs and legal representatives against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of the Corporation or body corporate and with the approval of the court in respect of an action by or on behalf of the Corporation or body corporate to procure a judgment in its favour to which he is made a party by reason of being or having been a director or officer of the Corporation or body corporate against all costs, charges and expenses reasonably incurred by him in connection with such action, if, he acted honestly and in good faith with a view to the best interests of the Corporation; and in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.”

Reference is made to Paragraph 26 of the Company’s Bylaw No. 1, which sets forth the following provisions relating to insurance for directors and officers:

“The Corporation may purchase and maintain insurance for the benefit of the directors or officers of the Corporation, former directors or officers of the Corporation or persons who act or acted at the Corporation’s request as a director or officer of a body corporate of which the Corporation is or was a shareholder or creditor and his heirs and legal representatives against any liability incurred by him, in his capacity as a director or officer of the Corporation, except where the liability relates to his failure to act honestly and in good faith with a view to the best interests of the Corporation; or in his capacity as a director or officer of another body corporate where he acts or acted in that capacity at the Corporation’s request, except where the liability relates to his failure to act honestly and in good faith with a view to the best interests of the body corporate.”

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.

Incorporation of Documents by Reference.

The following documents filed by Micromem Technologies Inc. (the “Registrant”) with the Commission are incorporated by reference in this Registration Statement:

(i)

our Annual Report on Form 20-F for the fiscal year ended October 31, 2007, filed with the SEC on March 3, 2008;

(ii)

the description of our common shares, which is contained under the heading “Description of Securities to Be Registered” in the prospectus that is part of our Registration Statement on Form 20-F filed on August 9, 1999 pursuant to Section 12(g) of the Exchange Act (SEC file no. 000-26005), and any amendment or report filed for the purpose of updating such description; and

(iii)

All documents filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act by the registrant subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities being offered pursuant hereto have been sold or which deregisters all of such securities then remaining unsold, also shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement made in this prospectus, a prospectus supplement or a document incorporated by reference in this prospectus or a prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus and any applicable prospectus supplement to the extent that a statement contained in an amendment to the registration statement, any subsequent prospectus supplement or in any other subsequently filed document incorporated by reference herein or therein adds, updates or changes that statement. Any statement so affected will not be deemed, except as so affected, to constitute a part of this prospectus or any applicable prospectus supplement.

Item 4.

DESCRIPTION OF SECURITIES

Not applicable.

Item 5.

INTEREST OF NAMED EXPERTS AND COUNSEL

Morrison Brown Sosnovitch LLP will advise us regarding certain legal matters in connection with the issuance of shares of the common stock registered under this Registration Statement.   The partners and lawyers of Morrison Brown Sosnovitch LLP own less than one percent of our issued and outstanding common stock.

Item 6.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Reference is made to Section 136 of Business Corporations Act (Ontario), which provides:

Indemnification of Directors

(1)

A corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or a person who acts or acted at the corporation’s request as a director or officer of a body corporate of which the corporation is or was a shareholder or creditor, and his or her heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of such corporation or body corporate, if,

(a)

he or she acted honestly and in good faith with a view to the best interests of the corporation; and

(b)

in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing that his or her conduct was lawful.

 (2)

A corporation may, with the approval of the court, indemnify a person referred to in subsection (1) in respect of an action by or on behalf of the corporation or body corporate to procure a judgment in its favor, to which the person is made a party by reason of being or having been a director or an officer of the corporation or body corporate, against all costs, charges and expenses reasonably incurred by the person in connection with such action if he or she fulfils the conditions set out in clauses (1)(a) and (b).

 (3)

Despite anything in this section, a person referred to in subsection (1) is entitled to indemnity from the corporation in respect to all costs, charges and expenses reasonably incurred by him in connection with the defense of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of the corporation or body corporate, if the person seeking indemnity,

(a)

was substantially successful on the merits in his or her defense of the action or proceeding; and

(b)

fulfils the conditions set out in clauses (1)(a) and (b).

Liability Insurance

(4)

A corporation may purchase and maintain insurance for the benefit of any person referred to in subsection (1) against the liability incurred by the person,

(a)

in his or her capacity as a director or officer of the corporation, except where the liability relates to the person’s failure to act honestly and in good faith with a view to the best interests of the corporation; or

(b)

in his or her capacity as a director or officer of another body corporate where the person acts or acted in that capacity at the corporation’s request, except where the liability relates to the person’s failure to act honestly and in good faith with a view to the best interests of the body corporate.

Application to court

(5)

A corporation or a person referred to in subsection (1) may apply to the court for an order approving an indemnity under this section and the court may so order and make any further order it thinks fit.

 (6)

Upon an application under subsection (5), the court may order notice to be given to any interested person and such person is entitled to appear and be heard in person or by counsel.

Reference is made to Paragraph 25 of the Corporation’s Bylaw No. 1, which sets forth the following provisions relating to the indemnification of Directors and Officers:

“The Corporation shall indemnify the directors and officers of the Corporation, former directors or officers of the Corporation or a person who acts or acted at the Corporation’s request as a director or officer of a body corporate of which the Corporation is or was a shareholder or creditor and his heirs and legal representatives against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of the Corporation or body corporate and with the approval of the court in respect of an action by or on behalf of the Corporation or body corporate to procure a judgment in its favour to which he is made a party by reason of being or having been a director or officer of the Corporation or body corporate against all costs, charges and expenses reasonably incurred by him in connection with such action, if, he acted honestly and in good faith with a view to the best interests of the Corporation; and in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.”

Reference is made to Paragraph 26 of the Corporation’s Bylaw No. 1, which sets forth the following provisions relating to insurance for Directors and Officers:

“The Corporation may purchase and maintain insurance for the benefit of the directors or officers of the Corporation, former directors or officers of the Corporation or persons who act or acted at the Corporation’s request as a director or officer of a body corporate of which the Corporation is or was a shareholder or creditor and his heirs and legal representatives against any liability incurred by him, in his capacity as a director or officer of the Corporation, except where the liability relates to his failure to act honestly and in good faith with a view to the best interests of the Corporation; or in his capacity as a director or officer of another body corporate where he acts or acted in that capacity at the Corporation’s request, except where the liability relates to his failure to act honestly and in good faith with a view to the best interests of the body corporate.”

Item 7.

EXEMPTION FROM REGISTRATION CLAIMED

Not Applicable.

Item 8.

EXHIBITS

Exhibit Number

Description

3.1

Articles of Incorporation of the Company and amendments thereto in effect as of January 11, 2000 (1)

3.2

Articles of Amendment, dated as of October 17, 2001, to the Company’s Articles of Incorporation (2)

3.3

Articles of Amendment, dated as of June 24, 2002, to the Company’s Articles of Incorporation (2)

3.4

By-Laws of the Company in effect as of January 11, 2002 (1)

3.5

Amendment to the By-Laws of the Company (2)

4.1

2007 Directors, Officers and Employees Stock Option Plan of Micromem Technologies Inc. effective July 27, 2008*

5.1

Opinion of Morrison Brown Sosnovitch LLP regarding legality of common shares being offered*

23.1

Consent of Schwartz Levitsky Feldman LLP*

23.2

Consent of Morrison Brown Sosnovitch LLP (included in Exhibit 5.1)*

24.1

Power of Attorney (contained on the signature page hereto)*

*

Filed herewith

(1)

Incorporated herein by reference to certain exhibits to the Company’s Registration Statement on Form 20-F/A, filed with the Securities and Exchange Commission on January 11, 2000.

(2)

Incorporated herein by reference to certain exhibits to the Company's Annual Report on Form 20-F for the year ended October 31, 2002.

Item 9.

UNDERTAKINGS

The undersigned Registrant hereby undertakes:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)

to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or ant material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15 (d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)

that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof; and

(3)

to remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

 Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Pursuant to the requirements of the Securities Act the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, Canada, on this 2nd day of April, 2008.

MICROMEM TECHNOLOGIES INC.

By:

   /s/ Joseph Fuda____________________

Name:

Joseph Fuda

Title:

President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each officer or director of Micromem Technologies Inc. (“the Registrant”) whose signature appears below constitutes and appoints Manoj Pundit and Joseph Fuda, as his true and lawful attorney-in-fact and agent, with full and several power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments, including post-effective amendments, and supplements to this Registration Statement, and any subsequent registration statement filed by the Registrant pursuant to Rule 462(b) under the Securities Act and to file the same, with all exhibits thereto and other documents in connection therewith, with the United States Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Joseph Fuda Joseph Fuda	President, Chief Executive Officer and Director (Principal Executive Officer)	April 2, 2008
/s/ Dan Amadori Dan Amadori	Chief Financial Officer (Principal Financial and Accounting Officer)	April 2, 2008
/s/ Salvatore Fuda Salvatore Fuda	Chairman of the Board of Directors	April 2, 2008
/s/ Andrew Brandt Andrew Brandt	Director	April 2, 2008
/s/ David Sharpless David Sharpless	Director	April 2, 2008
_______________ Steven Van Fleet	Director
/s/ Larry Blue Larry Blue	Director	April 2, 2008
/s/Oliver Nepomuceno Oliver Nepomuceno	Director	April 2, 2008
/s/Henry Dreifus Henry Dreifus	Director	April 2, 2008

EXHIBIT INDEX

Exhibit Number

Description

3.1

Articles of Incorporation of the Company and amendments thereto in effect as of January 11, 2000 (1)

3.2

Articles of Amendment, dated as of October 17, 2001, to the Company’s Articles of Incorporation (2)

3.3

Articles of Amendment, dated as of June 24, 2002, to the Company’s Articles of Incorporation (2)

3.4

By-Laws of the Company in effect as of January 11, 2002 (1)

3.5

Amendment to the By-Laws of the Company (2)

4.1

2007 Directors, Officers and Employees Stock Option Plan of Micromem Technologies Inc. effective July 27, 2008*

5.1

Opinion of Morrison Brown Sosnovitch LLP regarding legality of common shares being offered*

23.1

Consent of Schwartz Levitsky Feldman LLP*

23.2

Consent of Morrison Brown Sosnovitch LLP (included in Exhibit 5.1)*

24.1

Power of Attorney (contained on the signature page hereto)*

*

Filed herewith

(1)

Incorporated herein by reference to certain exhibits to the Company’s Registration Statement on Form 20-F/A, filed with the Securities and Exchange Commission on January 11, 2000.

(2)

Incorporated herein by reference to certain exhibits to the Company's Annual Report on Form 20-F for the year ended October 31, 2002.